UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

VOCERA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 15, 2021
Dear Fellow Stockholder:
I am pleased to report that we had an outstanding 2020, despite all the challenges our world is facing with the COVID 19 pandemic. I am so proud of the job that our team did by staying focused on serving our customers and supporting each other. Our customers around the world faced unprecedented challenges in 2020 and we rallied in new and innovative ways to support them. Vocera’s true colors as an organization shined through, and our connection to our mission has never been stronger.
Vocera is a mission-driven company with diverse and passionate employees. We have created the leading product portfolio in our space, and our solutions are used globally by world-class customers. We continue to make a positive impact on the lives of patients and the healthcare teams that care for them, and we see a large opportunity in front of us.
This year, we hit many milestones in serving each of our major stakeholders: employees, customers, investors and our community. I’d like to comment briefly on each one:
Employees:   We now have a workforce of nearly 700 employees around the world. Our mission inspires us each day to pursue our goal of transforming healthcare and make a lasting difference for patients and caregivers. This resonates across the company, and our high employee engagement and retention reflect our shared commitment to fulfill our mission. In 2020, our team quickly adapted to the pandemic environment, and we embraced virtual technology across our business to best meet our customers’ needs.
Customers:   Today more than ever, our customers view us as a trusted partner. We provide solutions that can help hospitals better communicate and respond in times of crisis and help keep their employees safe. We are seeing the benefits of our solution rising to a “must have” priority level. As hospitals look to ensure their frontline caregivers are protected and connected, our solutions have never been more essential. We were proud that the Vocera Smartbadge made TIME Magazine’s list of the 100 Best Inventions of the year, reflecting our innovative approach and the power of hands-free communication. 2020 was another record for large, new healthcare wins, as well as expansions within our existing customer base. Meanwhile, we again achieved very high customer loyalty within our installed base.
Investors:   2020 was a year of great accomplishment and strong execution:
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Revenue grew 10% in 2020, with momentum building as the year progressed.

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Bookings increased 17%, enabling our backlog and deferred revenue to increase 28% compared to 2019.

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Profitability increased substantially and we made significant progress towards our target model.

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In August, we acquired Ease Applications, broadening our value proposition and expanding our addressable market with new recurring revenue.

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Our healthy balance sheet continues to position us well to capitalize on new growth opportunities.

As a result, our stock price doubled in 2020, outpacing all the relevant equity indices. We continue to see a large opportunity ahead of us and feel we are aligning the organization to drive long-term growth and enhanced profitability.
Community:   In addition to the commitments we make to our employees, customers and investors, we give back to the communities we live in, and this continued this year despite the restrictions of the pandemic. In 2020, we continued with volunteering, giving, and assistance to those in need via a wide variety of charitable organizations throughout the world.
At the foundation of these priorities is a continued focus on Environmental, Social and Governance (ESG) issues as we construct a business that is built to last. I’m struck by the progress we have made over the years to ensure we have the products, people, and processes in place to drive profitable, long-term growth in a responsible and sustainable manner.
As we begin 2021 on strong footing, there are still pandemic-related uncertainties ahead, but the opportunity we see before us has never seemed brighter.
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Vocera Communications, Inc. to be held virtually by means of remote communication only on Friday, June 4, 2020 at 10:00 a.m. Pacific Time. We are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials have issued in light of the evolving coronavirus (COVID-19) situation. As a result, we and have decided to hold the 2021 Annual Meeting of Stockholders solely by means of remote communication (i.e., a virtual-only meeting).We plan to post details of this virtual meeting in our proxy statement and on our investor relations website at https://investors.vocera.com. We encourage you to check this website prior to the 2021 Annual Meeting of Stockholders if you plan to attend.
Whether or not you plan to attend the meeting, I encourage you to review the enclosed information and vote your shares.
Thank you for your support and interest in Vocera’s success. As always, we value your ongoing support of Vocera, and we are committed to delivering world-class solutions and to creating sustainable long-term value for our stockholders.
Sincerely,
Brent D. Lang
President and Chief Executive Officer

VOCERA COMMUNICATIONS, INC.
525 Race Street
San Jose, CA 95126
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2021
April 15, 2021
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Vocera Communications, Inc. will be held virtually on Friday, June 4, 2021, at 10:00 a.m. (Pacific Time). We are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials have issued in light of the evolving coronavirus (COVID-19) situation. As a result, we have decided to hold the 2021 Annual Meeting of Stockholders solely by means of remote communication (i.e., a virtual-only meeting). To access the virtual meeting, you must go to www.meetingcenter.io/205722498 and enter password VCRA2021. We plan to announce any meeting updates by press release, which will also be available on the investor relations portion of our website at https://investors.vocera.com and filed as definitive additional soliciting material with the U.S. Securities and Exchange Commission.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
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To elect three (3) Class III directors to serve terms of three years through the third annual meeting of stockholders following this meeting and until, in each case, a successor has been elected and qualified, subject to earlier resignation or removal.

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To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

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To conduct a non-binding advisory vote on the compensation of our named executive officers as disclosed in the accompanying materials.

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To approve a new 2021 Equity Incentive Plan.

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To approve the Amended and Restated 2012 Employee Stock Purchase Plan to extend the term of the plan and make certain clarifying changes.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 8, 2021 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available upon request by any stockholder for any purpose relating to the meeting. Requests should be sent to:
Vocera Communications, Inc.
525 Race Street
San Jose, CA 95126
Attn: Corporate Secretary
(408) 882-5100
The stockholder list will be available during our virtual-only meeting.
Your vote as a Vocera Communications, Inc. stockholder is very important. Each share of stock that you own represents one vote.
For questions regarding your stock ownership, you may contact Investor Relations at (408) 882-5971 or investorrelations@vocera.com or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at

(877) 373-6374. Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the Internet or by telephone, or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information about the Meeting” beginning on page 1 of the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials.
The Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the Internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about April 15, 2021, we expect to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2021 Annual Meeting of Stockholders and our 2020 annual report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.
By Order of the Board of Directors,
Douglas A. Carlen
General Counsel and Corporate Secretary
San Jose, California
April 15, 2021
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 4, 2021: the Proxy Statement and our 2020 Annual Report on Form 10-K is available at www.edocumentview.com/VCRA.

VOCERA COMMUNICATIONS, INC.
PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the letter from our Chief Executive Officer contain forward-looking statements reflecting our current expectations that involve risks and uncertainties which are subject to safe harbors under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include, but are not limited to, statements concerning our anticipated growth, profitability, priorities, integration of acquisitions, customer deployments and business plans, objectives, expectations and intentions. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the growth, profitability, priorities, integration of acquisitions, customer deployments, business plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements.

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VOCERA COMMUNICATIONS, INC.
525 Race Street
San Jose, CA 95126
PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
June 4, 2021
Information About Solicitation and Voting
The accompanying proxy is solicited on behalf of the Board of Directors of Vocera Communication, Inc. (“we,” “us,” “our” or the “company”) for use at Vocera’s 2021 Annual Meeting of Stockholders (the “annual meeting” or the “meeting”) to be held on June 4, 2021, at 10:00 a.m. (Pacific Time), and any adjournment or postponement thereof. We are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials have issued in light of the evolving coronavirus (COVID-19) situation. As a result, we have decided to hold the meeting solely by means of remote communication (i.e., a virtual-only meeting). To access the virtual meeting, you must go to www.meetingcenter.io/205722498 and enter password VCRA2021. We will issue a press release, which will be filed as definitive additional soliciting material with the U.S. Securities and Exchange Commission (the “SEC”), to announce any changes or updates to the annual meeting.
Internet Availability of Proxy Materials
Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. On or about April 15, 2021, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.
This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
General Information about the Meeting
Purpose of the Meeting
At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.
Record Date; Quorum
Only holders of record of common stock at the close of business on April 8, 2021, the record date, will be entitled to vote at the meeting. At the close of business on April 8, 2021, Vocera had 34,137,418 shares of common stock outstanding and entitled to vote.
The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you attend the meeting (in person or virtually) or if you have properly submitted a proxy.

General Proxy Information
Voting Rights
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 8, 2021, the record date. You may vote all shares owned by you at such date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.
Stockholder of Record: Shares Registered in Your Name.   If on April 8, 2021, your shares were registered directly in your name with Vocera’s transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee.   If on April 8, 2021, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares, you must go to www.meetingcenter.io/205722498, enter password VCRA2021 and enter the 16-digit control number provided by your broker or nominee to vote your shares online during the meeting.
Required Vote
Proposal 1:   Each director will be elected by a majority of the votes cast, which means that each of the three individuals nominated for election to the Board of Directors at the meeting will be elected if the number of votes cast “FOR” that nominee exceeds the number of votes “AGAINST” that nominee. You may not cumulate votes in the election of directors.
Proposal 2:   Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal.
Proposal 3:   Approval, on an advisory basis, of named executive officer compensation will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal. This vote is advisory and non-binding in nature.
Proposal 4:   Approval of a new 2021 Equity Incentive Plan will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal plus any abstentions.
Proposal 5:   Approval of an Amended and Restated 2012 Employee Stock Purchase Plan will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal.
Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of Proposals 1, 2, 3 and 5. In accordance with the rules of the New York Stock Exchange, abstentions will be counted as a vote cast with respect to a proposal that requires stockholder approval under New York Stock Exchange rules, and therefore will have the effect of a vote “AGAINST” Proposal 4. Broker non-votes occur when shares held by a broker for a beneficial owner are represented at the meeting but not voted on the particular proposal either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon. Proposal 2, which is considered a routine proposal, is subject to the discretionary vote of the holder. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on any proposals except Proposal 2. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.
Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting
The Board of Directors recommends that you vote:
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FOR the Class III director nominees named in this proxy statement (Proposal 1);

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FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2);

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FOR the non-binding advisory vote on named executive officer compensation (Proposal 3);

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FOR the 2021 Equity Incentive Plan (Proposal 4); and

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FOR the Amended and Restated 2012 Employee Stock Purchase Plan (Proposal 5).

Voting Instructions; Voting of Proxies
If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet.
If you are a stockholder of record, you may:
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Vote electronically at the meeting — If you are a registered stockholder or hold a proxy from a registered stockholder (and meet other requirements described above), you may attend the annual meeting and vote electronically through the virtual meeting platform, whether or not you have previously voted;

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Vote through the Internet or by telephone — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

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Vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the meeting in the envelope provided.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 3, 2021. Submitting your proxy, whether by telephone, through the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote should you decide to attend the meeting virtually. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” or “AGAINST” or “ABSTAIN” from voting for each of the nominees to the Board of Directors. For Proposals 2, 3, 4 and 5, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the proposal. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.
If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
We have engaged Kingsdale Shareholder Services U.S., Inc. to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are expected to be approximately $20,000 in the aggregate.

The expenses of soliciting proxies will be paid by Vocera. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:
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delivering to the Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;

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signing and delivering a proxy bearing a later date;

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voting again through the Internet or by telephone; or

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attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.
Electronic Access to the Proxy Materials
The Notice of Internet Availability will provide you with instructions regarding how to:
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view our proxy materials for the meeting through the Internet;

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instruct us to mail paper copies of our current or future proxy materials to you; and

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instruct us to send our current or future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.
Annual Meeting Location
We will hold the meeting via live webcast on Friday, June 4, 2021, at 10:00 a.m. (Pacific Time). To access the meeting go to www.meetingcenter.io/205722498 and enter the password VCRA2021.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders. Our Governance and Nominating Committee periodically reviews our corporate governance practices and in 2016, based on discussions with our stockholders and developments in corporate governance, our Board of Directors amended our Restated Bylaws to adopt majority voting for the election of our directors. This means that for a nominee to be elected to the Board in an uncontested election, the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, stock ownership guidelines, and other policies for the governance of the company. In connection with the amendment to the Restated Bylaws to adopt majority voting for directors, our Board also approved a revision to the Corporate Governance Guidelines to require that a director nominee (or new appointee) tender his or her resignation in the event of an adverse vote and, following the recommendation of the Governance and Nominating Committee, the Board shall act upon such resignation within 30 days following the stockholder vote. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at www.vocera.com.
Stock Ownership Guidelines
Our Board of Directors has adopted stock ownership guidelines as set forth in the Corporate Governance Guidelines. For our directors, with the exception of our Chief Executive Officer, not later than five years from the later of (i) July 30, 2012 or (ii) the date that an individual is initially elected as a director, such individual should beneficially own a number of shares of our common stock and vested equity awards with a value of not less than five times the then annual cash retainer for general board service paid by us to such director. For our Chief Executive Officer, not later than five years from the later of (i) July 30, 2012 or (ii) the date that the individual is hired or promoted to serve as our Chief Executive Officer, such individual should beneficially own a number of shares of our common stock and vested equity awards with a value of not less than six times the then annual base salary paid to such individual. We measure compliance with these stock ownership guidelines at the end of each fiscal year. All directors currently comply with these stock ownership guidelines.
Recoupment Policy
In April 2018, our Board of Directors adopted a clawback provision that provides our Board with the authority to recoup past incentive compensation from an executive officer in the event of a material restatement of our company’s financial results due to fraud or intentional misconduct of that executive officer.
Board Leadership Structure
Our Board of Directors does not have a policy on whether the roles of the Chair of the Board of Directors and Chief Executive Officer should be separate. Our Governance and Nominating Committee periodically considers the Board’s leadership structure and makes recommendations to the Board on what it believes is appropriate. The Board currently believes that it should maintain flexibility in determining the Board leadership structure appropriate for the company.
Brent D. Lang currently serves as our President and Chief Executive Officer and as Chairman of our Board. Our Board of Directors believes that this Board leadership structure, coupled with a strong emphasis on Board independence and the role of the lead independent director, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Lang’s extensive executive leadership and operational experience and his experience and familiarity with our business, growth strategy and key issues. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Lang brings company-specific experience and expertise. Our Board of Directors believes that Mr. Lang’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategic vision clearly and consistently to stockholders.
Lead Independent Director
Because Mr. Lang is a current executive officer, he is not deemed independent under our Corporate Governance Guidelines, and the Board has appointed Howard E. Janzen as lead independent director. As lead independent director, Mr. Janzen, among other responsibilities, attends and chairs most of the regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chief Executive Officer and Chairman and the independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate.
Risk Oversight
Our Board of Directors is primarily responsible for overseeing our risk management processes. Our Board exercises its risk oversight function both directly and indirectly through its various committees and reviews strategic and operational risks, including but not limited to cybersecurity risk, in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions. Our Board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks.
Our Audit Committee, Governance and Nominating Committee and Compensation Committee support our Board in discharging its risk oversight duties and address risks inherent in their respective areas. Our Audit Committee assists our Board in fulfilling its oversight responsibilities relating to the company’s financial accounting, reporting and controls, legal and regulatory compliance and oversees the accounting and financial reporting processes of the company, the audits of the company’s financial statements by the independent auditors and our internal audit function and monitors the periodic reviews of the adequacy of such processes and systems of internal control. Our Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and corporate governance. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies. See “Compensation Policies and Practices as they relate to Risk Management” under the Compensation Discussion and Analysis section elsewhere in this proxy statement for additional information. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.
Environmental, Social and Governance
We are committed to the communities in which we operate. We believe that by incorporating corporate responsibility and environmental, social and governance (ESG) concerns into our day-to-day business operations, we can help to create long-term growth for our company. The Governance and Nominating Committee receives periodic reports from management on our ESG initiatives, some of which address the following:
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Community Engagement.   We encourage our employees to give back to their communities through our Volunteer Time Off program that provides employees with paid time off to volunteer during the work week at not-for-profit organizations. Our Employee Community Involvement Council also promotes employee volunteerism and supplements our corporate donations through matching funds programs and our Vocera Foundation.

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Environmental Sustainability.   We believe in growing our business in a responsible manner that promotes environmental sustainability and strive to incorporate pollution prevention and resource conservation into our decision-making.

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Health and Safety.   We try to maintain fair and safe labor practices for our employees, by working to reduce the number of accidents and mitigating the impact of our operations on the environment. We also work with our suppliers to assist them in treating their employees fairly and maintaining safe and responsible working conditions. We are opposed to any form of human trafficking and monitor our compliance with relevant regulations to prevent forced or compulsory labor.

We provide additional information regarding our ESG initiatives on the investor relations section of our website.
Director Independence
Our common stock is listed on the New York Stock Exchange. The listing rules of the New York Stock Exchange require that a majority of the members of our Board of Directors be independent. In February 2021, our Board of Directors confirmed that all of our directors and director nominees are independent, except Brent D. Lang. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board of Directors determined each of Michael Burkland, Julie Iskow, Howard E. Janzen, Alexa King, John N. McMullen, Sharon L. O’Keefe, Ronald A. Paulus and Bharat Sundaram does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors or director nominees is “independent” as that term is defined under the rules of the New York Stock Exchange and the Securities and Exchange Commission. In making this determination, our Board of Directors considered the relationships that each director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including certain contracts for products or services in place between Vocera and entities affiliated with our directors.
Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available without charge on the investor relations section of our website at www.vocera.com. Members serve on these committees until their resignations or until otherwise determined by the Board of Directors.
Audit Committee.   Our Audit Committee is comprised of John N. McMullen, who is the chair of the Committee, Howard E. Janzen and Ronald A. Paulus, each of whom, our Board of Directors has determined, meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Mr. McMullen is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act.
All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Audit Committee, among other things:
•
oversees the accounting and financial reporting processes of our company, the audits of our company’s financial statements by our company’s independent registered public accounting firm and our company’s internal audit function;

•
monitors the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our company’s independent registered public accounting firm and our company’s financial and senior management, and internal audit function;

•
appoints our company’s independent registered public accounting firm, determines and approves the fees paid to our independent accounting firm and reviews and evaluates the qualifications, independence and performance of our independent accounting firm;

•
reviews and evaluates the organization and performance of our company’s internal audit function;

•
facilitates communications among our company’s independent registered public accounting firm, financial and senior management and internal audit function, and our Board of Directors; and

•
assists our Board of Directors in oversight of our company’s compliance with legal and regulatory requirements.

Compensation Committee.   Our Compensation Committee comprises Michael Burkland, who is the chair of the Committee, Alexa King and Sharon L. O’Keefe. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the current

New York Stock Exchange rules, is a non-employee director within the meaning of Section 16 of the Exchange Act and is an outside director within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). Our Compensation Committee, among other things:
•
reviews and determines the compensation of our executive officers;

•
oversees our cash-based and equity-based compensation plans, policies and programs;

•
reviews and makes recommendations to our Board with respect to non-employee director compensation; and

•
reviews general plans, policies and programs relating to compensation and benefits of our employees.

Our executive compensation program is administered by our Compensation Committee. In determining the compensation of each of our named executive officers, other than our President and Chief Executive Officer, our Compensation Committee considers the performance evaluations and compensation recommendations of our President and Chief Executive Officer. In the case of our President and Chief Executive Officer, our Compensation Committee evaluates his performance and independently determines whether to make any adjustments to his compensation.
Our Compensation Committee retained an independent compensation consultant, Compensia, Inc., to assist in structuring our executive officer compensation for 2020 and 2021. Compensia provided our Compensation Committee with market data and analyses from a peer group of similarly-sized technology companies with similar business and financial characteristics. Compensia has not provided our company or our Compensation Committee with any other services during fiscal year 2020 or 2021 (to date) that would compromise its independence or pose a conflict of interest.
In accordance with applicable laws, rules and regulations and our certificate of incorporation, Restated Bylaws and Compensation Committee charter, the Compensation Committee has delegated to an equity awards committee, comprised of certain executive officers of our company, the authority to make certain types of equity awards under our 2012 Equity Incentive Plan and proposed 2021 Equity Incentive Plan to any employee who is not an executive officer or director, pursuant to the terms of such plan and the equity award guidelines approved by our Compensation Committee.
Governance and Nominating Committee.   Our Governance and Nominating Committee is comprised of Alexa King, who is the chair of the Committee, Julie Iskow and Bharat Sundaram. Our Board of Directors has determined that each member of our Governance and Nominating Committee meets the requirements for independence under the current New York Stock Exchange rules and regulations. Our Governance and Nominating Committee, among other things:
•
identifies, evaluates and recommends nominees to our Board of Directors and its committees;

•
oversees the evaluation of the performance of our Board of Directors and its committees;

•
reviews our corporate governance policies and proposed waivers of the policies;

•
reviews developments in corporate governance practices;

•
evaluates the adequacy of our corporate governance practices;

•
oversees continuing education for our directors; and

•
makes recommendations to our Board of Directors concerning corporate governance matters.

Codes of Business Conduct and Ethics and other Corporate Policies
Our Board of Directors has adopted codes of business conduct and ethics that apply to all of our employees, officers and directors. We intend to disclose any future amendments to certain provisions of our codes of business conduct and ethics, or waivers of these provisions, on our website and/or in public filings. Our employees, officers and directors are also subject to our Policy Prohibiting Insider Trading and our Related Person Transactions Policy. We provide training to our employees regarding our codes and various company policies, which all employees are required to complete. In addition, we have adopted a Whistleblower and Complaint Policy that is designed to provide a forum to which our employees, officers and directors may report violations or suspected violations of our company policies without fear of harassment, retaliation or adverse employment consequences. We also have adopted a Transparency in Supply Chains Act Transparency Statement that outlines our opposition to all forms of human trafficking and details the steps we take to ensure that slavery and human trafficking is not taking place in any of our supply chains or in any part of our business. The full text of our policies is posted on the investor relations section of our website at www.vocera.com.
Derivatives Trading and Anti-Hedging Policy
Our Policy Prohibiting Insider Trading prohibits our employees, including our executive officers and members of our Board of Directors, from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of company common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.
Compensation Committee Interlocks and Insider Participation
The directors who were members of our Compensation Committee during 2020 were Michael Burkland, Alexa King and Sharon L. O’Keefe. None of them at any time has been one of our officers or employees. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.
Board and Committee Meetings and Attendance
The Board of Directors and its committees meet throughout the year on a pre-determined schedule and also hold special meetings and act by written consent from time to time. During 2020, the Board of Directors held six meetings, including telephonic meetings; the Audit Committee held eight meetings; the Compensation Committee held five meetings; and the Governance and Nominating Committee held four meetings. During 2020, none of the current directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure.
Typically, in conjunction with the regularly scheduled meetings of the Board, the independent directors meet in executive sessions outside the presence of management.
Board Evaluations
The Board and each of its committees conduct self-evaluations annually. The Governance and Nominating Committee oversees the annual self-assessment of the Board’s performance and the composition and performance of each committee of the Board. Each committee assesses its own performance relative to its charter and best practices. The Governance and Nominating Committee utilizes the results of this self-evaluation process to determine if the Board and its committees are functioning effectively, to assess and determine the characteristics, expertise, qualifications and skills required of prospective candidates for election to the Board, and to make recommendations to the Board regarding assignments of Board members to various committees. The full Board then discusses the evaluation results to determine what action, if any, would improve Board and committee performance and whether any changes to the process would be appropriate.
In accordance with its charter and our Corporate Governance Guidelines, the Governance and Nominating Committee has evaluated and recommended to the full Board each of the nominees named in this proxy statement for election to the Board.
Board Attendance at Annual Stockholders’ Meeting
We encourage each member of our Board of Directors to attend our annual meetings of stockholders. Seven directors were in attendance at our 2020 annual meeting of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether our company should adopt a more formal policy regarding director attendance at our annual meetings.

Presiding Director of Independent Director Meetings
The independent directors meet in regularly scheduled executive sessions without management over which our lead independent director presides. Our lead independent director is currently Mr. Janzen.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors, or a specific member of our Board of Directors (including our chairman or lead independent director) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of the Board of Directors consistent with a screening policy providing that unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board of Directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our Board of Directors.
The address for these communications is:
Corporate Secretary
Vocera Communications, Inc.
525 Race Street
San Jose, CA 95126

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Governance and Nominating Committee. In recommending candidates for nomination, the Governance and Nominating Committee considers candidates recommended by directors, officers, employees, stockholders and outside consultants, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly-qualified Board of Directors, the Governance and Nominating Committee is responsible for developing and recommending to the Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many factors, and will be significantly influenced by the particular needs of our Board of Directors that are likely to evolve and change over time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and New York Stock Exchange listing requirements; and the provisions of our certificate of incorporation, Restated Bylaws, Corporate Governance Guidelines and charters of our board committees. In addition, neither our Board of Directors nor our Governance and Nominating Committee have a formal policy with regard to the consideration of diversity in identifying nominees. However, the Governance and Nominating Committee takes into consideration the Company’s compliance with California state law regarding the composition of a public company board having headquarters in California. When considering nominees, our Governance and Nominating Committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other business expertise, breadth of experience, soundness of judgment, diversity of viewpoints and experience and knowledge about our business or industry, as well as ability to devote adequate time and effort to responsibilities of our Board of Directors in the context of its existing composition. Through the nomination process, the Governance and Nominating Committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the Board of Directors’ overall effectiveness. While we do not have a formal policy relative to diversity in identifying director nominees, we believe that it is desirable for Board members to possess diverse characteristics of gender, race, ethnicity and age, and we consider such factors in Board evaluation and in the identification of candidates for Board membership.
Board Diversity
In recent years, California has passed legislation that requires public companies with principal executive offices in California to meet specific gender, ethnic/racial and sexual orientation diversity requirements on their boards, California Senate Bill 826 (“SB 826”) and Assembly Bill 979 (“AB 979”). SB 826 requires public companies headquartered in California to have a minimum number of women on their boards of directors. Similarly, AB 979 requires public companies headquartered in California to have a minimum number of directors from underrepresented communities on their boards of directors. “A director from an underrepresented community” means a director who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, Alaska Native, gay, lesbian, bisexual or transgender. We currently have three women on our Board and one member of the Board from an underrepresented community, which satisfies the requirements of both SB 826 and AB 979.

PROPOSAL NO. 1
ELECTION OF CLASS III
DIRECTORS
Our Board of Directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Class III director nominees will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2022 and 2023, respectively.
Our Class III directors, whose terms will expire at this annual meeting, are John N. McMullen, Sharon L. O’Keefe and Ronald A. Paulus. At the recommendation of our Governance and Nominating Committee, our Board of Directors nominated John N. McMullen, Sharon L. O’Keefe and Ronald A. Paulus, each an incumbent director, for election as Class III directors at the 2021 annual meeting, for a three-year term expiring at the 2024 annual meeting of stockholders, and until such director’s successor is duly elected and qualified, subject to such director’s earlier resignation or removal.
If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Stockholders may not cumulate votes in the election of directors.
Nominees to the Board of Directors
The nominees, and their ages, the class in which they are being nominated, their occupations and their length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.
Name of Director/Nominee	Age	Class	Principal Occupation	Director Since
John N. McMullen(1)	62	III	Former Executive Vice President and Chief Financial Officer, 3D Systems	June 2011
Sharon L. O’Keefe(2)	68	III	Former President, University of Chicago Medical Center	March 2012
Ronald A. Paulus(3)	60	III	Strategic Advisor, HCA Healthcare and former President and Chief Executive Officer, Mission Health	July 2018

(1)
Chair of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Audit Committee

John N. McMullen has served on our Board of Directors since June 2011. In September 2019, Mr. McMullen retired from his position as executive vice president and chief financial officer for 3D Systems, which he had held since July 2016. Prior to his position with 3D Systems, Mr. McMullen was the executive vice president and chief financial officer of Kodak from June 2014 to June 2016. From March 2007 to July 2013, Mr. McMullen served as the senior vice president and treasurer of Hewlett-Packard Company, an electronics and information technology company. From May 2002 to March 2007, he served as vice president of finance for Hewlett-Packard’s imaging and printing group. From June 1998 to May 2002, Mr. McMullen held a variety of executive positions with Compaq Computer Corporation, (now a division of Hewlett-Packard), including vice president of finance and strategy, vice president of finance (North America Sales and Services) and director of finance. Over a seventeen-year period, Mr. McMullen held a variety of finance positions with Digital Equipment Corporation, a computer manufacturer. Mr. McMullen earned a B.A. degree in Finance from the University of Massachusetts. We believe Mr. McMullen should serve as a member of our Board of Directors based on his extensive corporate management experience.

Sharon L. O’Keefe has served on our Board of Directors since March 2012. From February 2011 until her retirement in August 2020, Ms. O’Keefe served as president of the University of Chicago Medical Center. From April 2009 through February 2011, Ms. O’Keefe served as president of Loyola University Medical Center. Prior to her role at Loyola, she served from July 2002 to April 2009 as chief operating officer for Barnes Jewish Hospital, a member hospital of BJC Healthcare, St. Louis. In addition, Ms. O’Keefe has served in a variety of senior management roles at the Johns Hopkins Hospital, Montefiore Medical Center, University of Maryland Medical System and Beth Israel Deaconess Medical Center in Boston, a teaching affiliate of Harvard Medical School. She has also served as a healthcare consultant with Ernst & Young. In addition, Ms. O’Keefe has served on the National Institutes of Health Advisory Board for Clinical Research, the Finance Committee of the National Institutes of Health Advisory Board, the Board of Trustees of the Illinois Hospital Association, and an examiner for the Malcolm Baldrige National Quality Award. Ms. O’Keefe holds an M.S. degree in nursing from Loyola University of Chicago and a B.S. degree in nursing from Northern Illinois University. We believe Ms. O’Keefe should serve as a member of our Board of Directors based on her extensive management experience in medical institutions and experience in the healthcare sector.
Ronald A. Paulus, MD, has served on our Board of Directors since July 2018. Dr. Paulus is the president and chief executive officer of RAPMD Strategic Advisors and is an Executive in Residence with General Catalyst and a Senior Scholar in the Stanford Clinical Excellence Research Institute. Dr. Paulus was previously the former president and chief executive officer of Mission Health, a large regional integrated delivery system serving western North Carolina, before it was acquired by HCA Healthcare in February 2019. Dr. Paulus served as president and CEO of Mission Health from September 2010 to February 2019. Prior to joining Mission Health, Dr. Paulus served as executive vice president of clinical operations and chief innovation officer at Geisinger Health System. Before his tenure at Geisinger, Dr. Paulus was co-founder, president and chief executive officer of CareScience, a clinical solutions and data analytics provider that is now part of Premier, Inc. In 2018, Dr. Paulus co-founded and launched the National Taskforce for Humanity in Healthcare (NTH). This taskforce has convened physicians, nurses, and other leaders from healthcare and social change to explore solutions to the crisis of clinician burnout and create a movement to help care team members achieve their highest healing potential. Dr. Paulus received his bachelor’s degree, medical degree and an M.B.A. degree in healthcare management from the University of Pennsylvania. We believe Dr. Paulus should serve as a member of our Board of Directors based on his extensive experience managing companies in the healthcare industry and his expertise in clinical operations and innovations.
Director Resignation Policy
Our Corporate Governance Guidelines provide that if a nominee receives a greater number of votes against than for election, such nominee will tender a resignation to our Governance and Nominating Committee, which will promptly make a recommendation regarding such resignation to our Board of Directors. The Board of Directors will act on the Committee’s recommendation within 30 days following the certification of the stockholder vote.
The Board of Directors will only nominate for election or re-election as director candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board practice.
Directors Not Standing for Election
The directors who are serving or who have been appointed for terms that end following the meeting, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.
Name of Director/Nominee	Age	Class	Principal Occupation	Director Since
Class I Directors
Michael Burkland(1)	58	I	Executive Chairman of the Board, Five9, Inc.	June 2016
Brent D. Lang	53	I	Chairman, President and Chief Executive Officer	June 2013
Bharat Sundaram(2)	43	I	President and Chief Operating Officer, Vizient	May 2019
Class II Directors
Julie Iskow(2)	59	II	Chief Operating Officer, Workiva, Inc.	May 2019
Howard E. Janzen*(3)	67	II	President and Chief Executive Officer, Janzen Ventures, Inc.	May 2007
Alexa King (4)(5)	53	II	Executive Vice President and General Counsel, FireEye	July 2016

(1)
Chair of the Compensation Committee

(2)
Member of the Governance and Nominating Committee

(3)
Member of the Audit Committee

(4)
Member of the Compensation Committee

(5)
Chair of the Governance and Nominating Committee

*
Lead Independent Director

Michael Burkland has served on our Board of Directors since June 2016. He is currently the executive chairman of the board of directors of Five9 and has held that position since December 2017 and the position of chairman since February 2014. He has been a member of the Five9 board since January 2008. Mr. Burkland served as Five9’s chief executive officer from January 2008 until December of 2017 and its president from January 2012 to December 2017. From 2002 to 2007, Mr. Burkland worked with the Interim CEO Network, serving as an interim CEO for venture-backed technology companies, as well as heading up the firm’s strategic advisory practice. From 2000 to 2001, Mr. Burkland served as chief executive officer of Omniva Policy Systems Inc., a pioneer in enterprise policy management and e-mail security, where he built and implemented the company’s initial go to market strategy for the enterprise market. From 1994 to 1998, Mr. Burkland served as chief executive officer of Eventus Software, Inc., a leading developer of web content management software which was acquired by Segue Software, Inc. in 1998. Earlier in his career, he held various positions at Oracle, Patrol Software and BMC. Mr. Burkland holds B.A. and M.B.A. degrees from the University of California at Berkeley. We believe Mr. Burkland should serve as a member of our Board of Directors based on his experience leading and providing strategic oversight for public and private technology companies.
Brent D. Lang has served as our President and Chief Executive Officer and on our Board of Directors since June 2013. He assumed the role of chairman of the board in June 2018. From October 2007 to May 2013, he served as our President and Chief Operating Officer. From February 2007 to October 2007, he served as our Executive Vice President, from January 2007 to June 2007, as our Acting Chief Executive Officer, and from June 2001 through January 2007, as our Vice President of Marketing and Business Development. From September 1995 to June 2001, Mr. Lang worked for 3Com Corporation, a networking company, where he served in a variety of roles including senior director of marketing responsible for 3Com’s digital home products. From June 1991 to June 1993, Mr. Lang worked as a strategy consultant for Monitor Company, Inc., a consulting firm, advising Fortune 500 companies. Mr. Lang earned a B.S. degree in Industrial and Operations Engineering from the University of Michigan and an M.B.A. degree from the Stanford University Graduate School of Business. We believe Mr. Lang should serve as a member of our Board of Directors based on his position as the company’s President and Chief Executive Officer and his extensive corporate management experience at Vocera and other companies.
Bharat Sundaram has served on our Board of Directors since May 2019. Mr. Sundaram has been the president and chief operating officer at Vizient, a healthcare performance improvement company, since

July 2019. In this role, he has oversight for the development and delivery of the company’s products and services. Prior to this, Mr. Sundaram served as Vizient’s president of performance improvement services, which encompassed the company’s analytics, networks and advisory areas, since February 2016. From February 2009 to January 2016, Mr. Sundaram was at MedAssets, a healthcare services company, as a member of the corporate development team and served in a number of roles with increasing responsibility, including senior vice president of enterprise operations, general manager of supply chain solutions and, most recently, president, spend and clinical resource management segment. Prior to MedAssets, he was with the Boston Consulting Group. Mr. Sundaram earned his bachelor’s degree in industrial engineering from the University of California at Berkeley and an M.B.A. degree from the Wharton School at the University of Pennsylvania. We believe Mr. Sundaram should serve as a member of our Board of Directors based on his broad background and business experience in strategy, operations, acquisitions and integration, and large-scale business transformation in both technology and service industries.
Julie Iskow has served on our Board of Directors since May 2019. Ms. Iskow has been the chief operating officer of Workiva, Inc. since October 2019. Previously, Ms. Iskow served as the chief technology officer of Medidata Solutions, Inc. from April 2015 to October 2019 and its executive vice president of product development from July 2016 to October 2019. Ms. Iskow also served as senior vice president of global product development at Medidata from April 2015 to July 2016. From December 2013 to April 2015, Ms. Iskow served as chief information officer and senior vice president at WageWorks, Inc., and prior to that as its senior vice president of product development. Ms. Iskow has also served as vice president of engineering and operations at Asyst Technologies and GW Associates, Inc., managing software research and development, quality assurance, technical support and management information systems. Prior to joining GW Associates, she was a member of the faculty of the University of Vermont where she specialized in business management and development. Ms. Iskow earned a B.S. degree from U.C. Berkeley and an M.S. degree from U.C. Davis. We believe Ms. Iskow should serve as a member of our Board of Directors based on her extensive training and experience in business, product development and engineering with other technology companies.
Howard E. Janzen has served on our Board of Directors since May 2007. Since October 2002, Mr. Janzen has served as the president and chief executive officer of Janzen Ventures, Inc., a private investment business. Mr. Janzen served as president and chief executive officer of CoolPlanet Energy Systems, a clean energy technology company, from May 2012 to December 2016, as executive chairman from December 2016 to January 2018 and as chairman from January 2018 to January 2019. From March 2007 through April 2011, Mr. Janzen served as the chief executive officer of One Communications Corporation, a supplier of integrated advanced telecommunications solutions to business. From January 2004 to September 2005, Mr. Janzen served as president of Sprint Business Solutions, the business unit serving Sprint Corporation’s business customer base. From May 2003 to January 2004, he was president of Sprint Corporation’s global markets group responsible for Sprint’s long distance business. From 1994 until October 2002, Mr. Janzen served as president and chief executive officer, and chairman of the board of directors from 2001, of Williams Communications Group, Inc., a network solutions provider. Mr. Janzen served on the board of directors of Sonus Networks Inc. from January 2006 to October 2017 and has served as a director of Global Telecom & Technology, Inc., since October 2006, CoolPlanet Energy Systems from May 2012 to January 2020, and Bye Aerospace since November 2015. Mr. Janzen also served on the board of directors of MacroSolve, Inc. from April 2006 to May 2012. Mr. Janzen earned his B.S. and M.S. degrees in Metallurgical Engineering from the Colorado School of Mines and completed the Harvard Business School PMD program. We believe Mr. Janzen should serve as a member of our Board of Directors based on his extensive business experience and his experience on the boards of directors of other technology and communication companies.
Alexa King has served on our Board of Directors since July 2016. Ms. King is the executive vice president and general counsel at FireEye, where she has led the legal, stock, government affairs and privacy team since 2012. Before FireEye, Ms. King was vice president, general counsel, and secretary of Aruba Networks, Inc. Her early career included working at Siebel Systems, Pillsbury Madison & Sutro (now Pillsbury Winthrop) and Fenwick & West. Additionally, Alexa served as founding director of Pathbrite, Inc. (formerly known as RippleSend, Inc.) from 2008 to 2009 and as advisor from 2009 to 2011. Alexa graduated magna cum laude from Harvard College with a degree in Eastern European Studies and received her J.D. from the University of California, Berkeley School of Law, where she was named to the Order of the Coif. We believe Ms. King should serve as a member of our Board of Directors based on her experience advising technology companies on legal, cybersecurity and strategic matters.

There are no familial relationships among our directors and officers.
Director Compensation
We compensate our non-employee directors with a combination of cash and equity. The form and amount of compensation paid to our non-employee directors for serving on our Board and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of the director compensation is provided in equity-based compensation. The value of total annualized compensation of our non-employee directors is targeted to be at approximately the median of a peer group of similarly-sized technology companies with similar business and financial characteristics. The director compensation practice of this peer group of companies was the benchmark used when considering the competitiveness of our director compensation. Our Compensation Committee’s independent compensation consultant, Compensia, previously collected and developed the competitive data and analyses that the Committee used to benchmark and establish our director compensation and based on advice from Compensia, the Compensation Committee determined that our non-employee director compensation is reasonable and appropriate, and the Board approved the director compensation as set forth below. The Compensation Committee periodically reviews market data in consultation with its independent advisor Compensia and recommended no changes to the director compensation for 2020.
Annual Cash Retainer.   Each director receives an annual base cash retainer of $35,000 for general board service, to be paid quarterly. Additionally, we compensate our Board of Directors for service on our committees and for service as our lead independent director and the chair of our Board as follows:
•
The chair of our Audit Committee receives an annual cash retainer of $20,000 for such service, paid quarterly, and each of the other members of the Audit Committee receives an annual cash retainer of $7,500, paid quarterly.

•
The chair of our Compensation Committee receives an annual cash retainer of $10,000 for such service, paid quarterly, and each of the other members of the Compensation Committee receives an annual cash retainer of $5,000, paid quarterly.

•
The chair of our Governance and Nominating Committee receives an annual cash retainer of $8,000 for such service, paid quarterly, and the other member of the Governance and Nominating Committee receives an annual cash retainer of $4,000, paid quarterly.

•
Our lead independent director receives an additional annual cash retainer of $15,000 for such service, paid quarterly.

•
The non-executive chair of our Board of Directors receives an additional annual cash retainer of $25,000 for such service, paid quarterly. Since our current chair, Mr. Lang, is an executive officer of the Company, he does not receive this cash retainer.

Equity Awards.   In April 2020, the Board approved the annual equity grant to non-employee directors effective June 1, 2020 of a number of restricted stock units calculated as $145,000 divided by the average daily closing price of our common stock as reported by the New York Stock Exchange during May 2020 (rounded down to the nearest share). Each restricted stock unit (“RSU”) will vest in full on the earlier of (i) June 1, 2021 or (ii) the date of the 2021 annual meeting, subject to the director’s continuous service through such vesting date, and will automatically vest in full upon a change of control of our company. Equity awards for new non-employee directors shall be determined by the Compensation Committee. Notwithstanding the foregoing, no non-employee director shall receive equity awards with a fair market value on the date of grant that exceeds (i) $600,000 in value in the year of such director’s initial appointment to the Board or (ii) $400,000 in value in any other calendar year.
Other.   We reimburse all of our directors for travel, director continuing education programs and other business expenses incurred in connection with their services as a member of our Board of Directors and its committees, and we extend coverage to them under our travel accident and directors’ and officers’ indemnification insurance policies.
The following table provides information for the year ended December 31, 2020 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director during

2020. Mr. Lang, our current Chairman and Chief Executive Officer, did not receive any compensation for his service as director during the year ended December 31, 2020.
2020 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total(2) ($)
Michael Burkland	45,000	152,156	197,156
Julie Iskow	39,000	152,156	191,156
Howard E. Janzen	57,500	152,156	209,656
Alexa King	48,000	152,156	200,156
John N. McMullen	55,000	152,156	207,156
Sharon L. O’Keefe	40,000	152,156	192,156
Ronald A. Paulus	42,500	152,156	194,656
Bharat Sundaram	39,000	152,156	191,156

(1)
Amounts shown in this column reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for awards granted during the fiscal year.

(2)
Our non-employee directors held the following number of outstanding RSUs as of December 31, 2020:

Name	Stock Awards
Michael Burkland	7,708
Julie Iskow	7,708
Howard E. Janzen	7,708
Alexa King	7,708
John McMullen	7,708
Sharon L. O’Keefe	7,708
Ronald A. Paulus	7,708
Bharat Sundaram	7,708
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINATED DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2021. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of the principal independent registered public accounting firm to our company’s stockholders for ratification. In the event that Deloitte & Touche LLP is not ratified by our stockholders, our Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Deloitte & Touche LLP will periodically rotate the individuals responsible for our audit.
In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP had provided various other services during fiscal year 2020. Our Audit Committee determined that Deloitte & Touche LLP’s provisioning of these services, which are described below, did not impair its independence from us. The aggregate fees billed for fiscal years 2020 and 2019 for each of the following categories of services are as follows:
Fees Billed to Vocera	Fiscal Year 2020	Fiscal Year 2019
Audit fees(1)	1,548,814	$1,402,844
Audit-related fees	7,500	—
Tax fees(2)	21,505	$38,980
All other fees	—	—
Total fees	1,577,819	$1,441,824

(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; registration statements, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; assistance with tax matters related to acquisitions and assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our Audit Committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
We are seeking a non-binding, advisory stockholder vote on the compensation awarded to our named executive officers for the fiscal year ended December 31, 2020, known as a “Say on Pay” vote.
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This non-binding advisory vote is commonly referred to as a “Say-on-Pay” vote.
As described in detail in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, our compensation program is designed to reward our executive officers at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts and create a successful company. Our philosophy is to tie a greater percentage of an executive officer’s compensation to stockholder returns and to keep cash compensation at a competitive level while providing the opportunity to be rewarded through equity if we perform well over time. We believe that our executive compensation program, with its balance of short-term incentives (including base salary and annual cash incentives tied to performance measures) and long-term incentives (including time-based and performance-based equity awards), reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure for a comprehensive explanation and analysis of our executive compensation policies and practices.
Based on the above, we request that stockholders approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement pursuant to the following resolution:
RESOLVED, that the compensation paid to Vocera’s named executive officers, as disclosed in this proxy statement, including the “Compensation Discussion and Analysis” and “Executive Compensation” sections, compensation tables and narrative discussion, is hereby APPROVED.
As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE COMPENSATION AWARDED TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
APPROVAL OF THE VOCERA COMMUNICATIONS, INC.
2021 EQUITY INCENTIVE PLAN
We are asking our stockholders to approve our new Vocera Communications, Inc. 2021 Equity Incentive Plan (the “Plan”) to replace our 2012 Equity Incentive Plan (the “2012 Plan”), which expires on March 6, 2022.
Our Board of Directors approved the Plan on April 6, 2021, subject to approval by stockholders. If stockholders do not approve the Plan, the 2012 Plan will continue in its current form and expire on March 6, 2022, after which the company will not be able to provide equity incentives to attract and retain talent. Outstanding awards under the 2012 Plan will remain outstanding, unchanged and subject to the terms of the 2012 Plan and the respective award agreements, until the expiration of such awards in accordance with their terms.
Equity Compensation Is a Critical Element of Our Compensation Program
Approval of the Plan will allow us to continue to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success, by offering them an opportunity to participate in our future performance. We believe that the adoption of the Plan is in the best interests of Vocera because of the continuing need to provide stock options, RSUs and other equity-based incentives to attract and retain qualified personnel. The use of equity compensation has historically been a significant part of our overall compensation philosophy and is a practice that we plan to continue. The Plan will serve as an important part of this practice and is a critical component of the overall compensation package that we offer to retain and motivate those who provide services to our company. In addition, awards under the Plan will provide those that serve our company an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives for our employees to work hard for our future growth and success. If the Plan is not approved by our stockholders, our 2012 Plan will remain in effect, with less than one year remaining in its term and, as of April 1, 2021, only 504,532 shares remaining available to be granted. This remaining pool would not be sufficient given our projected equity award needs in 2021. As a result, our ability to attract and retain the talent we need to compete in our industry would be seriously and negatively impacted, and this could affect our long-term success.
We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders. Equity ownership programs put employees’ interests directly into alignment with those of other stockholders, as they reward employees based upon stock price performance. Without a competitive market-based equity incentive program, we believe we would be at a disadvantage against competitor companies to provide the total compensation package necessary to attract, retain and motivate the employee talent critical to our future success.
A broad-based equity incentive plan focuses our employees who receive grants on achieving strong corporate performance, and we have embedded in our culture the necessity for employees to think and act as stockholders. We currently grant RSUs to the majority of our newly hired employees and to all of our executives and non-employee directors. We also grant performance-based restricted stock units (“PSUs”) to certain of our executives and will continue to do so in the future. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. We have also granted, and in the future may grant, options, and shares of restricted stock, subject to time and, in the future, performance-based vesting, to certain employees on a targeted basis to incentivize retention and performance objectives.
Share Request Rationale
We believe our request for shares is appropriate and aligned with the long-term interests of stockholders for the following reasons:
•
If this proposal is not approved by stockholders, we will not be able to meet our anticipated needs for equity awards in 2021. As a result, we may need to increase cash-based incentive compensation instead.

•
We anticipate the shares requested in this proposal to support our internal growth and needs for approximately one to two years.

•
We regularly seek out stockholder feedback regarding our compensation policies. Based on this feedback, we included in 2020 and will also include in 2021, a significant percentage of PSUs in the equity awards for our named executive officers. Those PSUs use a measurement that is directly tied to the long-term interests of stockholders.

•
Our three year average burn rate is 3.2%, which trails the 25th percentile compared to our compensation peer group (such peer group as described in detail in the “Compensation Discussion and Analysis” section of this proxy statement).

•
The future cost of our equity-based compensation program, as represented by the total overhang of 11.6%, including the shares we are requesting, trails the 25th percentile compared to our peer group.

•
We provide equity to a broad base of our employees, which helps align our objectives with the long-term interests of our stockholders.

•
We delivered strong operational and financial performance that resulted in a 101% increase in our stock price in 2020.

We Have Carefully Considered and Forecasted Our Need for Shares
We are requesting approval of 1,100,000 shares for the Plan plus any reserved shares not issued or subject to outstanding awards granted under the 2012 Plan on the effective date of the Plan. As of April 1, 2021, there are 504,532 shares reserved, but not issued or subject to outstanding awards granted under the 2012 Plan. If approved, we expect the shares to last approximately one to two years.
In evaluating the number of shares initially reserved for grant under the Plan, our Board of Directors considered a number of factors, including the costs of the share request as well as an analysis of certain burn rate, dilution and overhang metrics as summarized below. We endeavor to ensure that our burn rate and overhang approximate the median rates of our peer group.
As of April 1, 2021, there were 34,357,492 total shares of our common stock outstanding. The closing market price of our common stock on April 1, 2021 was $39.16.
Grant Practices.
During the past three fiscal years, we granted equity awards under our 2012 Plan and 2020 Equity Inducement Plan as summarized in the chart below. We define “burn rate” as the number of equity awards granted during the year, divided by the weighted average total number of shares of common stock outstanding. The burn rate measures the potential dilutive effect of our outstanding equity grants. Based on the numbers in the table below, our three-year average gross burn rate was approximately 3.2% for fiscal years 2018 through 2020, which trails the 25th percentile compared to our compensation peer group (such peer group as described in detail in the “Compensation Discussion and Analysis” section of this proxy statement). This calculation of our burn rate does not include an adjustment for any shares that have been returned to the 2012 Plan or 2020 Inducement Plan as a result of the forfeiture, lapse, repurchase or other termination of awards (“Returned Shares”). If calculation of the burn rate was adjusted for the Returned Shares, it would be 2.9%, which trails the 50th percentile compared to our compensation peer group (such peer group as described in detail in the “Compensation Discussion and Analysis” section of this proxy statement).
Fiscal Year	Granted Appreciation Awards (Options and SARs)	Granted Total Full- Value Awards(2)	Granted Time-Based Stock Units	Granted Performance- Based Stock Units	Earned Performance- Based Restricted Stock Units
2018	0	868,956	868,956	0	0
2019	0	845,437	845,437	0	0
2020	0	1,441,817	1,295,940	145,877(1)	0

(1)
The Company granted 145,877 PSUs at target in 2020. These PSUs vest, if at all, based on the achievement of performance metrics as of May 31, 2021, 2022 and 2023 and will be included in the calculation of the burn rate at such time, if any, that they are earned and vested.

(2)
The Company grants RSUs and PSUs using a target value determined by the Compensation Committee, which amount is divided by the average closing stock price over the month prior to the date of grant, as discussed further in the “Compensation Discussion and Analysis” section of this proxy statement. Using this methodology and as a result of the company’s stock price in the month prior to the date of grant in 2020, the number of shares subject to the RSUs and PSUs increased from the prior years.

Potential Dilution.   We define “overhang” as the stock options outstanding but not exercised and outstanding full value awards (which include PSUs, RSUs and similar awards), plus shares available to be granted as equity awards, divided by the total number of shares of common stock outstanding. Please see the table below for a breakdown of these categories as of April 1, 2021. Based on the values included in the table below, our fully-diluted overhang rate as of April 1, 2021 was 8%, which trails the 25th percentile of our compensation peer group (such peer group as described in detail in the “Compensation Discussion and Analysis” section of this proxy statement). If approved, the new shares reserved for issuance under the Plan would represent an additional potential equity dilution of approximately 3.6%. Estimated overhang dilution rates noted herein include outstanding options and full value awards, with performance-based awards included at target, issued under the 2012 Plan and the 2020 Equity Inducement Plan and exclude potential dilution resulting from shares issued pursuant to our employee stock purchase plan.
Outstanding appreciation awards (options) under all plans	Weighted- average exercise price of options	Weighted-average remaining term of options	Full value awards outstanding under all plans (including RSUs and PSUs at target)	Number of shares available for grant under all plans
229,671	$15.14	2.40	2,162,413	504,532
Approval of the Plan is intended to enable us to achieve the following objectives:
The continued ability to offer stock-based incentive compensation to our eligible employees and non-employee directors.   By its terms, the 2012 Plan terminates on March 6, 2022. Without stock options, RSUs or other forms of equity incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to our future successes. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development of new and existing products, cause a loss of motivation by employees to achieve superior performance over the longer term and reduce the incentive of employees to remain employed with Vocera during the vesting of the equity grant. Equity-based awards also directly align a portion of the compensation of our employees with the economic interests of our stockholders.
The ability to maintain an equity incentive plan that can attract and retain employee talent.   We are requesting approval of 1,100,000 additional shares in connection with approval of the Plan. After carefully forecasting our anticipated growth rate for the next few years and considering our historical forfeiture rates, we currently believe that the proposed share reserve under the Plan will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for our approximately one to two years. However, a change in business conditions, company strategy or equity market performance could alter this projection. If stockholders do not approve the proposed share request, we believe we may be unable to make grants, including our annual grants, during fiscal year 2021 and future years, and lose an important compensation tool aligned with stockholder interests to attract and retain key executives and employees. The number of employees has increased by 9% over the past two years and we expect to continue to add headcount in the future to support our growth.
The ability to offer a variety of stock compensation awards including stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units, and performance awards.   The variety of awards available under the Plan continues to give us flexibility to respond to market-competitive changes in equity compensation practices.

The ability to provide a new equity plan that reflects best current compensation practices.   Given that the 2012 Equity Incentive Plan expires on March 6, 2022, we have revisited the terms of our equity plan to include provisions that we believe reflect the best current compensation practices and that implement strong governance-related protections for our stockholders, as described in the “Summary of the 2021 Equity Incentive Plan” section.
Summary of the 2021 Equity Incentive Plan
The material terms of the Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix A to this proxy statement.
Purpose
The Plan allows us, under the direction of our Compensation Committee or those persons to whom administration of the Plan, or part of the Plan, has been delegated or permitted by law, to make grants of stock options, restricted stock awards, stock bonus awards, stock appreciation rights, RSUs, performance shares and performance units to employees, directors, consultants, independent contractors and advisors. The purpose of these equity awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our stockholders by continuing to link a portion of their compensation with our performance.
Key Terms
The following is a summary of the key provisions of the Plan.
Plan Term:	June 4, 2021 (subject to approval by stockholders) to April 6, 2031
Eligible Participants:
Only employees, including officers and directors who are also employees, are eligible to receive grants of incentive stock options. All other awards may be granted to any of our employees, directors, consultants, and independent contractors, provided that the grantee renders bona fide services to us. Our Compensation Committee determines which individuals will participate in the Plan. As of March 31, 2021, there are approximately 680 employees and eight non-employee directors who are eligible to participate in the Plan.

Shares Authorized:
If the Plan is approved, there will be (i) 1,100,000 shares plus (ii) the reserved shares not issued or subject to outstanding awards granted under the 2012 Plan on the effective date of the Plan, authorized under the Plan, subject to adjustment only to reflect stock splits and similar events. In addition, the following shares are available for grant under the Plan: (a) shares subject to issuance upon exercise of a stock option or stock appreciation right granted under the Plan but which cease to be subject to the option or stock appreciation right for any reason other than exercise of the stock option or stock appreciation right; (b) shares subject to awards granted under the Plan that are forfeited or are repurchased by the company at the original issue price; (c) shares subject to awards granted under the Plan that otherwise terminate without such shares being issued; (d) shares surrendered pursuant to a stockholder-approved Exchange Program and (e) shares surrendered to satisfy the withholding provisions for RSUs.
Shares used to pay the exercise price of an option or a stock appreciation right or to satisfy the tax withholding obligations related to an option or stock appreciation right will not become available for future grant or sale under the Plan. To the extent an award under the Plan is paid out in cash rather than Shares, such cash payment will result in reducing the number of Shares available for issuance under the Plan.
Any (i) shares that are subject to stock options or other awards granted under the 2012 Plan that cease to be subject to such stock options or other awards on and after the effective date, (ii) shares issued under the 2012 Plan before or after the effective date pursuant to the exercise of stock options that are, after the effective date, forfeited, (iii) shares issued under the 2012 Plan that are repurchased by the company at or below the original issue price and (iv) shares issued under the 2012 Plan that are used to satisfy the tax withholding obligations under a RSU award will become available for grant under the Plan. Shares that otherwise become available for grant and issuance because of the above provisions shall not include shares subject to awards that initially became available because of the substitution of awards.

Award Types:	(1) Non-qualified and incentive stock options (2) Restricted stock awards (3) Stock bonus awards (4) Stock appreciation rights (5) Restricted stock units (6) Performance awards
Vesting:
Vesting schedules are determined by our Compensation Committee when each award is granted. However, in no event shall any award have a vesting schedule pursuant to which such awards vest in less than 12 months from the date of grant (or 360 days if necessary for administrative convenience); provided, however, that up to five (5%) of shares available under the Plan may provide for vesting in less than 12 months. Currently, options generally vest over four years, other than options for our non-employee director stock which vest in full on the one-year anniversary of the date of grant. CurrentlyRSUs generally vest over three years and restricted stock amounts granted only to non-employee directors generally vest in full on the one-year anniversary of the date of grant.

Award Terms:
Stock options have a term of ten years from the date the options were granted, except in the case of incentive stock options granted to holders of more than 10% of our voting power, which have a term no longer than five years. Stock appreciation rights have a term of ten years from the date they were granted.

Terms applicable to Stock Options and Stock Appreciation Rights
The exercise price of grants made under the Plan of stock options or stock appreciation rights may not be less than the fair market value (the closing price of our common stock on the date of grant, and if that is not a trading day, the closing price of our common stock on the trading day immediately after the date of grant) of our common stock. On the record date, the closing price of our common stock was per share. Our Compensation Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Shares, Performance Units and Stock Bonus Awards
Our Compensation Committee determines the terms and conditions applicable to the granting of RSU awards, performance shares, performance units and stock bonus awards. Our Compensation Committee may make the grant, issuance, retention and/or vesting of RSU awards, performance shares, performance units, cash-settled performance awards and stock bonus awards contingent upon continued employment with us, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate. Awards of performance shares or performance units may be settled in shares or in cash.

Repricing Prohibited:
Repricing, or reducing the exercise price of outstanding options or stock appreciation rights, is prohibited without stockholder approval under the Plan. Such prohibited repricing includes substituting, or exchanging outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, unless approved by stockholders.

Limited Recycling Provisions:
Shares surrendered to satisfy the exercise price and withholding provisions for options will not be available for further grant under the Plan. Shares surrendered to satisfy the withholding provisions for restricted stock units will be available for further grant under the Plan.

Prohibition on Dividend Payments on Unvested Shares:	Shares of common stock subject to unvested awards shall not be eligible for payment of dividends.
CEO stock holding requirements:
Shares acquired (net of taxes) under the Plan by our Chief Executive Officer upon exercise of a stock option or vesting of a full-value equity award such as restricted stock or a RSU will be held for at least 12 months from the exercise or vest date. We adopted this policy to further align our CEO’s interests with the long-term interests of our stockholders.

Director Awards:
Non-employee directors may not receive an award that when combined with cash compensation, exceeds (i) $600,000 in value of shares of common stock in the year of any such director’s initial appointment to the Board, or (ii) $400,000 in value in any other calendar year.

New Plan Benefits
The following table shows the dollar value of shares subject to RSUs that will be granted, subject to Board approval, under our existing director equity grant program in fiscal year 2021 to each of our non-employee directors pursuant to the equity incentive grant formula set forth below if the Plan is approved by the stockholders.
Name and Position	Dollar Value
Non-Employee Director Group (8 persons)	$145,000(1)

(1)
The number of shares of restricted stock units granted annually to each non-employee director under our existing director equity grant program is calculated as $145,000 divided by the average daily closing price of our common stock as reported by the New York Stock Exchange during May 2021 (rounded down to the nearest share).

Future awards under the Plan to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted pursuant to the grant formula described above, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.
Administration
Our Compensation Committee administers the Plan. Subject to the terms and limitations expressly set forth in the Plan, our Compensation Committee selects the persons who receive awards, determines the number of shares covered thereby, and establishes the terms, conditions and other provisions of the grants. Our Compensation Committee may construe and interpret the Plan and prescribe, amend and rescind any rules and regulations relating to the Plan. Our Compensation Committee may delegate to a committee of two or more directors the ability to grant awards to Plan participants, so long as such participants are not officers, members of our Board of Directors, or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and to take certain other actions with respect to participants who are not executive officers.
Amendments
The Board may terminate or amend the Plan at any time, provided that no action may be taken by the Board (except those described in “Adjustments”) if stockholder approval is required.

Adjustments
In the event of an extraordinary cash dividend, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of our capital structure without consideration, the Board may approve, in its discretion, an adjustment of the number and kind of shares available for grant under the Plan, the maximum number of shares that may be issued as incentive stock options to an individual, and subject to the various limitations set forth in the Plan, the number of shares subject to outstanding awards under the Plan, and the exercise price of outstanding stock options and of other awards.
In the event of a merger or asset sale, any or all outstanding awards may be continued, or may be assumed or an equivalent award substituted by a successor corporation. Substitute awards shall not reduce the number of shares authorized for grant under the Plan or authorized for grant to an individual in a calendar year. In the event the successor corporation refuses to assume or substitute the awards outstanding under the Plan, the outstanding awards shall accelerate in full. All awards need not be treated similarly. Awards held by non-employee directors shall accelerate in full.
Recoupment
All awards under the Plan shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of individual’s employment or other service with our company that is applicable to our executive officers, employees, directors or other service providers, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding awards and the recoupment of any gains realized with respect to awards.
U.S. Tax Consequences
The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to us and participants in the Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Plan.
Non-Qualified Stock Options
A participant will realize no taxable income at the time a non-qualified stock option is granted under the Plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. We will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.
Incentive Stock Options
A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and we will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.
Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a

“disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition,” we will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.
Stock Appreciation Rights
A grant of a stock appreciation right (which can be settled in cash or our common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and we generally will be entitled to a corresponding tax deduction.
Restricted Stock
A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. We receive a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock, at which point any gain or loss will be short-term or long-term capital gain or loss, depending on the holding period of the stock prior to such disposition.
Restricted Stock Units
In general, no taxable income is realized upon the grant of a RSU award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the RSU vests. We generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income. RSUs usually vest over a time period specified by the Board.
Performance Stock Units
Similar to RSUs, in general, no taxable income is realized upon the grant of a performance stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the performance stock unit vests. We generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income. Performance stock units usually vest upon the achievement of metrics established by the Board.
Performance Shares
The participant will not realize income when a performance share is granted but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. We will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.
ERISA Information
The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Approval of the Plan
If the Plan is approved by the stockholders, it will become effective on the date of the annual meeting. Our Board of Directors intends to cause the additional shares of common stock that would become available for issuance to be registered on a Form S-8 Registration Statement to be filed with the SEC at our expense. If stockholders do not approve this proposal, the Plan will not become effective and the 2012 Plan will continue in its current form.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE VOCERA COMMUNICATIONS, INC. 2021 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 5
APPROVAL OF THE VOCERA COMMUNICATIONS, INC.
AMENDED AND RESTATED 2012 EMPLOYEE STOCK PURCHASE PLAN
We are asking our stockholders to approve the amendment and restatement, in its entirety, of our 2012 Employee Stock Purchase Plan (the “Restated ESPP”) to enable our employees to continue to purchase shares of our common stock under our 2012 Employee Stock Purchase Plan (the “ESPP”). Our Board of Directors adopted the Restated ESPP on April 6, 2021, subject to approval by our stockholders. The approval of this amendment and restatement of the ESPP will (i) extend the term of the ESPP and (ii) make certain clarifying revisions. We are not asking for any additional shares for the Restated ESPP. Extending the term of the Restated ESPP will enable use of its remaining, previously approved shares.
The Board of Directors believes that the Restated ESPP will be an important incentive tool supporting us in our continued efforts to attract, retain and motivate qualified personnel, while also aligning the long-term value creation objectives of our workforce with those of our stockholders. If approved by our stockholders, the Restated ESPP will be effective June 4, 2021, the date it is approved by our stockholders (“Effective Date”). If the Restated ESPP is not approved, the ESPP will expire on August 14, 2021, the final purchase date under the ESPP. The Restated ESPP will extend the term until the issuance of all of the shares of common stock reserved for issuance under this Restated ESPP or an earlier termination of the Restated ESPP by our Board.
As of March 31, 2021, there were approximately 1,275,000 shares available for issuance under the ESPP, which is expected to satisfy our equity needs for approximately 5 years or through the 2026 annual meeting. As noted above, no new shares are being requested for the Restated ESPP.
Summary of the Restated ESPP
The Restated ESPP provides eligible employees with an opportunity to purchase shares of our common stock at a discount through accumulated payroll deductions. The principal terms of the Restated ESPP are summarized below. This summary is qualified in its entirety by reference to the full text of the Restated ESPP, which is attached as Appendix B to this proxy statement.
The Restated ESPP, including the right of participants to make purchases under the Restated ESPP, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Section 421 and 423 of the Code. The provisions of the Restated ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code. The Restated ESPP will not be a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of ERISA.
Purpose
The purpose of the Restated ESPP is to provide our employees with a convenient means of acquiring an equity interest through payroll contributions, to enhance such employees’ sense of participation in our business, and to provide an incentive for continued employment through the opportunity to acquire equity at a discounted price.
Shares Reserved for Issuance
If the Restated ESPP is approved, the total number of shares previously reserved for issuance under the Restated ESPP since its adoption will be 2,698,709, of which 1,275,025 previously reserved shares will remain available for issuance. The closing price per share of our common stock on March 31, 2021 was $38.46. We are not asking for any additional shares for the Restated ESPP. Extending the term of the Restated ESPP will enable use of its remaining, previously approved shares.
Offering Periods
The Restated ESPP is currently expected to be administered through consecutive six-month periods referred to as “Offering Periods,” commencing on February 15th and August 15thof each year, and ending on the following August 14th and February 14th, respectively. The Compensation Committee may change the duration and structure of future Offering Periods in accordance with the terms of the Restated ESPP, provided that no Offering Period may extend for a period longer than 27 months.
On the first trading day of each Offering Period (the “Offering Date”), each eligible employee who has properly enrolled in that Offering Period in accordance with the rules prescribed by the Compensation Committee will be granted an option to purchase shares of the company’s common stock to be funded by payroll deductions, based on the participant’s elected contribution rate. Unless a participant has properly withdrawn from the Offering Period, each option granted under the Restated ESPP will automatically be exercised on the last trading day of the Offering Period (the “Purchase Date”). The purchase price will be equal to 85% of the lesser of the fair market value of our common stock on (i) the Offering Date and (ii) the Purchase Date.
Plan Administration
The Restated ESPP is expected to be administered by our Compensation Committee. Subject to the terms of the Restated ESPP, the Compensation Committee will have the authority to, among other matters, determine the eligibility of participants, determine the terms and conditions of offerings under the Restated ESPP, and construe and interpret the terms of the Restated ESPP.
Eligibility
Generally, all of our employees, and employees of any of our subsidiaries designated by the Compensation Committee, will be eligible to participate in the Restated ESPP; provided that employees who own (or are deemed to own as a result of stock attribution rules) stock constituting 5% or more of the total combined voting power or value of all classes of our stock or any of our subsidiaries will not be permitted to participate in the Restated ESPP. The Compensation Committee may, in its discretion, exclude the following categories of employees from participation: (i) employees who are not employed prior to the beginning of an offering period, (ii) employees who are customarily employed 20 hours or less per week in a calendar year; (iii) employees who are customarily employed five months or less in a calendar year; (iv) certain “highly compensated” employees; (v) employees who are citizens or residents of a foreign jurisdiction, if such employee’s participation is prohibited under the laws of the jurisdiction governing such employee or compliance with the laws of the foreign jurisdiction would violate the requirements of Section 423 of the Code and (vi) individuals who provide services to the company who are reclassified as common law employees for any reason except for federal income and employment tax purposes.
As of December 31, 2020, approximately 688 of our employees would be eligible to participate in the Restated ESPP.
Enrollment in the Restated ESPP
Eligible employees become participants in the Restated ESPP by completing a subscription agreement or enrolling online authorizing payroll deductions prior to the applicable Offering Date. A person who becomes employed after the commencement of an Offering Period may not participate in the Restated ESPP until the commencement of the next Offering Period.
Contribution and Purchase Limitations
Unless otherwise determined by the Compensation Committee in accordance with the terms of the Restated ESPP, no participant may (i) elect a contribution rate of more than 15% of his or her compensation for the purchase of shares under the Restated ESPP in any one payroll period; (ii) purchase more than 3,000 shares of the company’s common stock under the Restated ESPP on any one Purchase Date; and (iii) purchase shares that have a fair market value of more than $25,000, determined as of the Offering Date, in any calendar year in which the Offering Period is in effect.
Certain Corporate Transactions
If the number of outstanding shares of our common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then the Compensation Committee will proportionately adjust the number of shares available under the Restated ESPP, the purchase price, the number of shares any participant has elected to purchase and the limit on the number of shares a participant may purchase on any one Purchase Date.
In the event of a Corporate Transaction (as defined in the Restated ESPP), each outstanding right to purchase common stock under the Restated ESPP will be assumed or an equivalent option substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period with respect to which such purchase right relates will be shortened and provide for a new final Purchase Date, which shall occur on or prior to the consummation of the Corporate Transaction, as determined by the Compensation Committee. The Restated ESPP shall terminate on the closing of the Corporate Transaction.
Term; Amendments and Termination
The Restated ESPP terminates upon the issuance of all of the shares of common stock reserved for issuance under this Restated ESPP or an earlier termination of the Restated ESPP by our Board. The Compensation Committee may generally amend, suspend or terminate the Restated ESPP at any time without stockholder approval, except as may be required by applicable law or exchange listing rules. The Restated ESPP will terminate upon the issuance of all of the shares of common stock reserved for issuance under this Plan or an earlier termination of the Restated ESPP by our Compensation Committee.
Certain U.S. Federal Income Tax Consequences
The following is a general summary of the United States federal income tax consequences to us and to participants in the Restated ESPP based on tax laws in effect as of the date of this proxy statement. This summary is not intended to be exhaustive and does not address all matters that may be relevant to any particular participant. Among other considerations, this summary does not describe the tax laws of any state, municipality or foreign jurisdiction, or describe gift, estate, excise, payroll or other employment taxes. Participants are advised to consult with their tax advisors regarding the tax consequences of participation in the Restated ESPP. The Restated ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and the following discussion is based on the assumption that it is so qualified.
Each participant’s payroll deductions under the Restated ESPP will be made on an after-tax basis. Generally, the participant will not recognize any taxable income at the time he or she is granted an option to purchase shares of common stock during an Offering Period or at the time the option is exercised to purchase shares on behalf of the participant. The participant will generally only recognize taxable income (or loss) on the date the participant sells or otherwise disposes of the acquired shares. The particular tax consequence depends on the length of time such shares are held by the participant prior to the sale or disposition.
If the shares are sold or disposed of more than two years from the first day of the Offering Period during which the shares were purchased, and more than one year from the Purchase Date or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (i) the amount by which the fair market value of the shares on the Offering Date exceeded the purchase price of the shares (calculated as though the shares had been purchased on the Offering Date) and (ii) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price. If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are generally not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.
New Plan Benefits
Participation in the Restated ESPP is voluntary and each eligible employee will have the discretion to determine whether and to what extent to participate in and contribute to the Restated ESPP. Accordingly, the benefits and amounts that will be received or allocated to officers and other employees under the Restated ESPP are not determinable at this time. Our non-employee directors will not be eligible to participate in our Restated ESPP. We are not asking for any additional shares for the Restated ESPP. Extending the term of the Restated ESPP will enable use of its remaining, previously approved shares.
Historical Plan Benefits
The closing price per share of our common stock on March 31, 2021 was $38.46. The following table shows, as to each of the individuals or groups indicated, the aggregate number of shares of common stock purchased under the ESPP since its inception through March 31, 2021. Our non-employee directors were not eligible to participate in our ESPP.
Named Executive Officers	Number of Shares Issued Under ESPP
Brent D. Lang, President and Chief Executive Officer	13,287
Justin R. Spencer, Chief Financial Officer	0
Paul T. Johnson, Executive Vice President of Sales and Services	4,899
M. Bridget Duffy, Chief Medical Officer	0
Douglas A. Carlen, Vice President, Legal and General Counsel	3,479
All current executive officers as a group (five persons)	21,665
All employees (excluding current executive officers)	1,401,093
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE VOCERA COMMUNICATIONS, INC. AMENDED AND RESTATED 2012 EMPLOYEE STOCK PURCHASE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2021, by:
•
each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•
each of our directors or director nominees;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 34,137,418 shares of our common stock outstanding on March 31, 2021. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options, restricted stock units or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of March 31, 2021 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Vocera Communications, Inc., 525 Race Street, San Jose, California 95126.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% or greater stockholders
Brown Capital Management, LLC(1)	5,177,522	15.17%
Blackrock, Inc.(2)	3,301,690	9.67%
Conestoga Capital Advisors, LLC(3)	3,050,321	8.94%
Geneva Capital Management LLC(4)	2,084,823	6.11%
Named Executive Officers, Directors and Director Nominees
Michael Burkland	32,850	*
Douglas A. Carlen	23,257	*
M. Bridget Duffy	—	*
Julie Iskow	4,333
Howard E. Janzen	40,979	*
Paul T. Johnson(5)	72,973	*
Alexa King	30,021	*
Brent D. Lang(6)	315,728	*
John N. McMullen	20,950	*
Sharon L. O’Keefe	37,979	*
Ronald A. Paulus	6,507	*
Justin R. Spencer	71,444	*
Bharat Sundaram	4,333	*
All officers and directors as a group (13 persons)(7)	661,354	1.93%

*
Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
Based solely on the information set forth in a Schedule 13G/A filed with the SEC on February 12, 2021 by

Brown Capital Management, LLC. Represents 5,177,522 shares beneficially owned by Brown Capital Management, LLC, over which it has sole voting power with respect to 3,078,731 shares and sole dispositive power with respect to 5,177,522 shares. Included in the shares beneficially owned by Brown Capital Management, LLC are 2,292,529 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. The Brown Capital Management Small Company Fund has sole voting and dispositive power over the shares it beneficially owns. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(2)
Based solely on the information set forth in a Schedule 13G/A filed with the SEC on March 10, 2021 by Blackrock, Inc. Represents 3,301,690 shares beneficially owned by Blackrock, Inc. and its affiliated entities, over which it has sole voting power with respect to 3,152,193 shares and sole dispositive power with respect to 3,301,690 shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
Based solely on the information set forth in a Schedule 13G/A filed with the SEC on January 7, 2021 by Conestoga Capital Advisors, LLC. Represents 3,050,321 shares beneficially owned by Conestoga Capital Advisors, LLC and its affiliated entities, over which it has sole voting power with respect to 2,892,100 shares and sole dispositive power with respect to 3,050,321 shares. The address of Conestoga Capital Advisors, LLC is 550 E. Swedesford Rd. Ste 120, Wayne, PA 19087.

(4)
Based solely on the information set forth in a Schedule 13G filed with the SEC on February 12, 2021 by Geneva Capital Management LLC. Represents 2,084,823 shares beneficially owned by Geneva Capital Management LLC, over which it has sole voting power with respect to 3,823 shares, shared voting power regarding 1,971,770 shares, sole dispositive power with respect to 3,823 shares and shared dispositive power over 2,081,000 shares. The address of Geneva Capital Management , LLC is 100 E. Wisconsin Ave., Suite 2550, Milwaukee, WI 53202.

(5)
Represents 24,421 shares held by Mr. Johnson and 48,552 options that are exercisable within 60 days of March 31, 2021.

(6)
Represents 233,303 shares held by the Lang Van Schaack Family Revocable Trust and 82,425 options held by Mr. Lang that are exercisable within 60 days of March 31, 2021.

(7)
Includes 130,977 options that are exercisable within 60 days of March 31, 2021.

EXECUTIVE COMPENSATION
2020 Financial Performance Highlights
Amidst a challenging market backdrop due to the pandemic in 2020, we achieved 17% year-over-year bookings growth as we continued the trend toward large, new customer wins and sizeable expansions. We again drove high, competitive win rates and customer retention, reflecting the significant value our solutions deliver in the market.
Highlights of our financial performance in 2020 include:
•
Total revenue of $198.4 million, an increase of 10% compared to 2019;

•
Adjusted EBITDA(1) of $30.3, an increase of 79% compared to 2019;

•
Deferred revenue and backlog combined increased 28% year-over-year to a record $173.9 as of December 31, 2020; and

•
Vocera’s stock price increased 101% through December 30, 2020, compared to December 31, 2019.

(1) Adjusted EBITDA is a non-GAAP financial measure. Refer to the company’s current report on Form 8-K filed on February 11, 2021 for a discussion of the definition and use of this non-GAAP measure, including its limitations, and a reconciliation of this non-GAAP measure to its closest comparable GAAP measure.
2020 Executive Compensation Highlights
The Compensation Committee of our Board of Directors believes that executive compensation should be strongly linked to performance and the creation of long-term value for our stockholders. To incent long-term value creation and strong financial performance, our cash incentive and equity compensation plans for 2020 incorporated performance metrics that aligned with the key drivers of success and the health of our business, including PSUs that are measured based on our three-year total shareholder return. Based on our operational and financial performance, and in light of the analysis from our independent compensation consultant and other factors described in this proxy statement, the Compensation Committee made the following compensation decisions for 2020:
Pay Element	2020 Compensation
Base salary	• Maintained named executive officer base salary at the same level as in 2018 and 2019
Semi-Annual Cash Bonuses and Performance-Based Sales Commission Plans
•
Target Bonuses: Maintained target bonus percentage at the same level as 2019 for our named executive officers

•
The payout for our named executive officers was 102.51% of target for the first half of the year and 143.13% of target for the second half of the year.

•
The payout for our performance-based sales commission plan (in addition to their payment under our cash bonus program) was 128.36% of target for our Executive Vice President of Sales and Services was 103.64% of target for our Chief Medical Officer

Equity Based Awards
Granted long-term equity awards in the form of:
•
Performance-based restricted stock units:   Vesting based on our relative total stockholder return against the S&P 600 Health Care Equipment and Services Index over three performance periods spanning a three-year period.

•
Restricted stock units:   Vesting over three years based on continued employment.

See “Equity-Based Awards” below for additional details.

Compensation Discussion and Analysis
This compensation discussion and analysis provides an overview of the material components of our executive compensation program during 2020 for our Chief Executive Officer, chief financial officer and our three other most highly compensated executive officers (collectively referred to as our “named executive officers”). For 2020, our named executive officers were as follows:
• Brent D. Lang, our President, Chief Executive Officer and Chairman;
• Justin R. Spencer, our Executive Vice President and Chief Financial Officer;(1)
• Paul T. Johnson, our Executive Vice President of Sales and Services;
• M. Bridget Duffy, our Chief Medical Officer; and
• Douglas A. Carlen, our General Counsel.
The compensation provided to our named executive officers for 2020 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narrative discussions relating to those tables. This section also discusses our executive compensation philosophy, objectives and design; how and why the Compensation Committee arrived at the specific compensation policies and decisions for our named executive officers during 2020; the role of Compensia, our outside compensation consultant for executive compensation decisions for 2020; and the peer companies used in evaluating executive officer compensation.
Executive Compensation Philosophy, Objectives and Design
Philosophy
We operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented individuals in the areas of product development, sales, marketing, services and general and administrative functions. The market for skilled personnel in these areas is very competitive. Additionally, as we are headquartered in San Jose, CA, we face intense competition among large and small firms in the Silicon Valley market. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our near-term objectives, create long-term value for our stockholders, expand our business and assist in the achievement of our strategic goals.
Objectives
We have designed our executive compensation program to reward our executive officers, including our named executive officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts in the highly competitive environment in which we operate. We believe in providing competitive compensation packages consisting of a combination of base salaries, annual cash bonuses and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We believe the approach that has been adopted by our Compensation Committee, with an emphasis on variable cash compensation and equity awards, enables us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.
In 2020, the Compensation Committee reviewed, and will continue to review, evaluate and modify going forward, our executive compensation program to support the company’s business strategies and align our compensation program with executive compensation best practices, market trends and the success of our business.

(1)
On January 25, 2021, Mr. Spencer notified us that he will be resigning from his position. Mr. Spencer will remain with us until June 2021 to facilitate a smooth transition.

Commitment to Stockholder Engagement
We believe in the importance of engaging with and listening to our stockholders. In recent years, we have proactively reached out to many of our largest stockholders to solicit their feedback on our executive compensation, corporate governance, and our disclosure practices. We recognize that our compensation program must balance stockholder perspectives with our ability to retain and attract the highest caliber of talent to help facilitate growth at scale. At the 2020 annual meeting of stockholders, our Say-on-Pay proposal received approximately 49.3% support from stockholders, compared with approximately 95% in the prior year. To help us better understand this vote and the perspectives of our stockholders, in early 2021, we contacted 19 stockholders who collectively hold almost 80% of our outstanding shares. We engaged in conversations with 14 of these stockholders who hold almost 70% of our outstanding shares to discuss our executive compensation practices. Our Chief Financial Officer, Secretary and Vice President of Investor Relations participated in those discussions. We held similar conversations with our stockholders in 2019 and 2020. The compensation-related feedback we receive from stockholders is an important component that informs the Compensation Committee’s decision-making process and the stockholder feedback from these discussions is shared with our Compensation Committee each year.
During the discussions noted above, we received stockholder feedback indicating a preference for performance-based equity awards that are based on a measurement that closely aligns with the interests of stockholders. The Compensation Committee took this feedback into consideration and in 2020 determined that a mix of time-based equity awards and performance-based equity awards best aligned with the interests of our stockholders by creating an appropriate balance between our goals of business execution, long-term share price growth and named executive officer retention. The Compensation Committee introduced PSUs in 2020 that are measured based on relative total shareholder return during performance periods spanning three-years for both our Chief Executive Officer and our other named executive officers. Please see “Elements of our Compensation Program — Equity Awards” below for a detailed discussion of the terms of these PSUs. In structuring these PSUs, the Compensation Committee used a shareholder return performance metric to drive alignment with our stockholders as well as to provide a longer-term performance goal with a longer time horizon than the annual revenue and profitability goals of our annual cash incentive plan. The intended result was to develop a balanced total executive compensation program. We will grant similarly structured PSUs again in 2021 to our Chief Executive Officer and other named executive officers.
In the discussions with stockholders in late 2020 and early 2021 that are described above, several stockholders said they supported our decision to start awarding PSUs, and a few stockholders also indicated their preference for a greater proportion of our equity grants to be performance-based. The Board and the Compensation Committee took note of this feedback, as well as the 2020 Say-on-Pay vote, during its review of our compensation program. The Compensation Committee also took into account our key objectives of aligning the program with the achievement of strategic corporate performance objectives within our growth plan and driving long-term stockholder value. Because this Say-on-Pay vote related to our compensation program prior to the implementation of PSUs, the Compensation Committee concluded that by incorporating PSUs into our executive compensation structure in 2020, which we plan to include again in 2021, it had addressed a key topic raised by our stockholders, as well as the stockholder voting in response to our Say-on-Pay proposal. Before completing the 2021 equity award process, the Compensation Committee will also carefully consider the feedback it has been provided by stockholders regarding their preferences concerning performance-based equity awards. We will continue to be actively engaged with our stockholders regarding compensation matters.
Key Features of our Executive Compensation Program
The Compensation Committee reviews on an ongoing basis our executive compensation and benefits programs to evaluate whether these programs support our compensation philosophy and objectives, as described herein, and serve the interests of our stockholders. Our practices include the following, each of which the Compensation Committee believes reinforces our executive compensation philosophy and objectives:

WHAT WE DO		WHAT WE DO NOT DO
☑
Pay for Performance:   We link pay to performance and stockholder interests by heavily weighting total compensation to long-term equity awards, a significant portion of which is performance-based, that align executive interests with our stockholders and encourage retention.
		☒	No Single Trigger Acceleration: We do not provide for single trigger acceleration of equity awards following a change of control.
☑	Linkage Between Bonus and Performance Measures: Our cash bonus program allows our executives to earn a target cash bonus only if specified performance metrics are met.	☒	No Guaranteed Bonuses; Bonus Payout Caps: We do not provide guaranteed minimum bonus amounts, and maximum payout levels apply to all amounts payable under the executive bonus plans.
☑	Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisors.	☒	No Special Perquisites: We do not provide special perquisites for executives.
☑
Thoughtful Peer Group Analysis:   The Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer groups with its independent compensation consultant.
		☒	No Hedging in Company Securities: Executives, directors and all employees are prohibited from engaging in any hedging transaction with respect to company equity securities.
☑	Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of our executive and broad-based compensation programs to ensure prudent risk management.	☒	No Discounted Options / SARs or Option Repricing: We do not provide discounted stock options or stock appreciation rights, and we do not reprice underwater stock options without stockholder approval.
☑	Compensation Committee Independence and Experience: The Compensation Committee is comprised solely of independent directors who have extensive experience.	☒	No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments.”
☑
Stock Ownership Guidelines:   Our non-executive directors are subject to stock ownership guidelines equal to a value of not less than five times the then annual cash retainer for general board service, and our Chief Executive Officer is subject to stock ownership guidelines equal to a value of not less than six times his then annual base salary.
		☒	No Service-Based Defined Benefit Pension Plan or Other Similar Benefits: We do not maintain a pension plan or provide other similar benefits.
☑
Recoupment Policy:   We maintain a clawback provision that provides our Board with the authority to recoup past incentive compensation (both cash and equity) paid to an executive officer in the event of a material restatement of our company’s financial results due to fraud or intentional misconduct of that executive officer.

Design
Our executive compensation program has been, and continues to be, heavily weighted towards equity. The Compensation Committee believes that compensation in the form of equity helps to align the interests of our executive officers with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. We use RSUs and PSUs as our primary equity vehicles for our executive officers, including our named executive officers. We believe that RSUs align the interests of executive officers with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater predictability to our executive officers in the value of their compensation. Additionally, we believe that PSUs motivate and reward our executive officers for effectively executing long-term strategic, financial and operational objectives. The mix of PSUs (which directly link our executive officers’ target total direct compensation to the performance of our stock price) and RSUs (which offer more predictable value over time) further aligns the long-term interests of our executive officers with stockholders while addressing our retention objectives. On an annual basis, our Compensation Committee has reviewed, and will continue to review and evaluate, the types of equity vehicles best aligned with our business needs and priorities. To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and semi-annual cash bonuses tied to specific performance measures. We do not specifically target or benchmark our cash or equity compensation to align with those of our peer companies, but instead use the peer group information for general guidance. Further, when making compensation decisions for our executive officers, including our named executive officers, the Compensation Committee seeks to set both individual pay elements and target total direct compensation at competitive levels, using a balanced and flexible approach that is not restricted by adherence to specific percentile-based target levels. In other words, while competitive market data is an important reference in understanding general market practice, our actual compensation decisions reflect the Compensation Committee’s exercise of its business judgment after considering the following key factors:
•
to the extent there are gaps to market in target pay positioning for cash compensation, alignment may occur over multiple years;

•
the number of equity awards we grant will be subject to adjustment year-over-year to reflect dilution considerations, our retention objectives, company and individual performance, and other relevant factors; and

•
actual pay opportunities and outcomes will vary among executive officers and relative to market based on company performance and our position relative to our peers based on financial and other relevant criteria.

The following charts illustrate the 2020 pay mix of our Chief Executive Officer and the average pay mix of our other named executive officers. For purposes of the charts, the annual cash incentive amounts include bonus and commission amounts earned in 2020 but paid in 2021. The long-term equity incentive amounts consist of the grant date fair value of the RSUs and PSUs granted in 2020, computed in accordance with FASB ASC Topic 718. The charts do not account for payments we make for health and life insurance benefits and 401(k) matching contributions that are generally available to our employees.

During 2020, our Compensation Committee, with the assistance of its compensation consultant, Compensia, reviewed our executive compensation, including base salaries, bonuses, equity awards, and benefit programs, to ensure that our compensation program promotes stockholder interests and provides appropriate rewards and incentives for our executive officers.
Our Compensation-Setting Process
Oversight of Executive Compensation
Pursuant to its charter and in accordance with New York Stock Exchange rules, the Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements of our executive officers and for establishing, benchmarking and maintaining our executive compensation policies and practices. Our Compensation Committee seeks input and receives recommendations from other members of our executive team when discussing the performance and compensation of other executive officers, and in determining the financial and accounting implications of our compensation programs and hiring decisions. The Compensation Committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. Currently, our Compensation Committee is comprised solely of independent directors. For additional information on the Compensation Committee, see “Committees of Our Board of Directors — Compensation Committee” elsewhere in this proxy statement.
The initial compensation arrangements with our named executive officers were the result of arm’s-length negotiations between us and each individual executive officer at the time of his or her hire or appointment. In 2020, the Compensation Committee considered numerous factors in determining whether to make adjustments to the cash and equity compensation of our executive officers, including our named executive officers. The Compensation Committee reviewed the performance of the company and our executive officers, taking into consideration financial, operational, customer, strategic, product and competitive factors, as well as the succession planning objectives for our various executive officer positions. The Compensation Committee also reviewed a study by Compensia regarding the compensation of executives at companies in our compensation peer groups to provide context and general guidance. However, as noted above, we do not target or benchmark the compensation levels of our executive officers to align with any specific percentile relative to our peer companies. Except with respect to his own compensation, our Chief Executive Officer made recommendations to the Compensation Committee regarding the compensation for our executive officers, which was also taken into account by the Compensation Committee in making its decisions regarding executive compensation. Our Chief Executive Officer was not present for the discussions of our Compensation Committee regarding his performance and compensation. As discussed above, the Compensation Committee also took into consideration the input from our stockholders. Following deliberation, the Compensation Committee approved the cash compensation to be paid to our named executive officers and as well as RSU and PSU awards for our named executive officers, each as described below and in the Summary Compensation Table.
Role of Human Resources Team
The role of our Human Resources team and management is to design our executive compensation programs, policies and governance and make recommendations to the Compensation Committee regarding these matters. Management is responsible for, among other things:
•
Reviewing the effectiveness of our compensation programs, including competitiveness and alignment with our objectives;

•
Recommending changes to compensation programs, as may be required, to ensure achievement of all program objectives;

•
Recommending base salaries, bonuses and other awards for our executive officers, including our named executive officers other than the Chief Executive Officer; and

•
Reviewing and making recommendations with respect to the adoption and approval of, or amendments to, company-wide incentive compensation plans.

Role of the Compensation Consultant
The Compensation Committee retained Compensia, Inc., an outside compensation expert, to advise on our 2020 executive compensation programs and practices and our executive compensation decisions given Compensia’s expertise in the technology industry and its knowledge of our peer companies. During 2020, Compensia provided the following services as requested by the Compensation Committee:
•
Assisted in the development of the compensation peer groups we used to understand market competitive compensation practices;

•
Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an equity retention analysis), including our named executive officers;

•
Reviewed and assessed our current compensation programs to determine any changes that may need to be implemented in order to remain competitive with the market;

•
Provided market data and analysis regarding equity incentive plan dilution metrics and practices; and

•
Advised on regulatory developments relating to executive compensation.

All other analyses related to executive compensation for 2020 were conducted internally. Internal analyses included gathering and analyzing data, conducting a risk assessment relating to employee compensation and reviewing and advising on principal aspects of executive compensation. Base salaries, bonuses and equity awards for our executive officers were among the items reviewed based on market data provided by Compensia.
During 2020, the Compensation Committee reviewed the fees provided to Compensia relative to Compensia’s revenues, the services provided by Compensia to the Compensation Committee, the relationships between Compensia and its consultants and our executive officers, and other factors relating to Compensia’s independence, and concluded that Compensia is independent within the meaning of the listing standards of The New York Stock Exchange and that its engagement did not present any conflict of interest.
Compensation Peer Group
The Compensation Committee analyzes competitive market data on executive compensation levels and practices. This data is drawn from a select group of peer companies, as well as compensation survey data. Our Compensation Committee engaged Compensia, who provided an analysis of executive pay, including equity compensation, and an evaluation of the type of equity instruments being awarded.
The Compensation Committee, with the assistance of Compensia, developed a group of peer companies, as detailed below, to be used as a reference for market positioning and for assessing competitive market compensation practices. In developing this peer group, consideration was given to our industry sector, geographies of the locations where our executives are based, company size (based on revenues and market capitalization) relative to our size and growth rate, and the comparability of business model and focus.
Following this review, Compensia recommended and the Compensation Committee approved use of a peer group of 18 publicly-traded companies for 2020:
8x8*	LivePerson Inc.
A10 Networks, Inc.*	Livongo Health, Inc.*
Brightcove Inc.*	MobileIron, Inc.
Computer Programs and Systems, Inc.	Model N, Inc.
Domo, Inc.*	Omnicell, Inc.
Evolent Health, Inc.	Rapid7, Inc.
Health Catalyst, Inc.*	Tabula Rasa HealthCare
HealthStream, Inc.	Telenav, Inc.*
Inseego Corp.*	Workiva Inc.

*
Added to the compensation peer group for 2020

At the time of the compensation review, these companies had revenues for the most recently completed four quarters ranging from approximately $145 million to $897 million, with a median of approximately $260 million, and market capitalizations ranging from approximately $255 million to $3,145 million, with a median of approximately $801 million.
In addition, we deleted the following companies from our 2020 peer group as they did not meet one or more of the criteria discussed above or were otherwise not considered to be a good fit based on geography or business
Aerohive Networks	Carbonite, Inc.
AppFolio, Inc.	Control4
Castlight Health, Inc.	Five9, Inc.
This peer group was used by the Compensation Committee in connection with its annual review of our executive compensation program in April 2020. Specifically, the Compensation Committee reviewed the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data, to develop an objective, independent representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The Compensation Committee then evaluated how our pay practices and the compensation levels of our executive officers compared to the competitive market.
Elements of Our Executive Compensation Program
The key elements of our executive compensation program include base salary, semi-annual cash bonuses, equity-based awards, and health and welfare programs. Except with respect to target semi-annual cash bonuses, which typically are expressed as a pre-determined percentage of each executive officer’s base salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements. Rather, each executive officer’s compensation has been designed to provide a combination of pay elements that are tied to achievement of our short-term and long-term financial and operational objectives. In particular, our use of RSU awards, which vest over three years, and PSU awards, which vest based on our total stockholder return (or TSR) relative to the S&P 600 Health Care Equipment and Services Index (or the Index) over three performance periods spanning a three-year period, promotes a culture of long-term value creation, while cash bonuses are payable based upon semi-annual corporate performance.
In 2020, the Compensation Committee conducted its regular annual review of our executive compensation program, including an evaluation of competitive market practices; conducted annual performance reviews for our executive officers; considered adjustments to our executive officers’ base salaries and target annual bonus opportunities as needed; and made annual equity awards after taking account of any then currently unvested equity held by executive officers. Following deliberation and consideration of the factors discussed below, our Board of Directors and Compensation Committee determined that equity awards should continue to be a significant portion of executive compensation, but that it was in the best interests of the company and our stockholders to introduce PSUs, and that cash compensation (including base salary and bonuses) should remain consistent with market norms at or above the 50th percentile.
Base Salary
We offer base salaries that are intended to provide a stable level of fixed compensation to our executive officers, including our named executive officers, for performance of their day-to-day responsibilities. Each named executive officer’s initial base salary was established as the result of arm’s-length negotiation with the individual at the time of his or her hiring or appointment. Base salaries for our executive officers are reviewed annually to determine whether an adjustment is warranted or required, taking into account the responsibilities required by the executive’s position, the executive’s length of service in a position and at our company, and the amount of other elements of compensation. The amount of any increase or decrease in base salary is considered based on the above-mentioned factors, as well as the company’s financial performance and, in the discretion of the Compensation Committee, the compensation paid by our competitors and/or other comparable-sized companies.
For 2020, the Compensation Committee reviewed the base salaries of our named executive officers, after considering a compensation analysis performed by Compensia, and determined to maintain our named executive officer base salary at the same level as in 2018 and 2019. The base salaries paid to our named executive officers for 2020 are set forth in the Summary Compensation Table below.
Annual Cash Bonuses
In addition to the payment of salaries that it believes are competitive and assist in the retention of our executive officers, our Compensation Committee believes that a significant portion of our executive officers’ cash compensation should be tied to corporate performance. Our cash bonus program, payments under which are included as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below, allows our executives to earn a target cash bonus if specified metrics are satisfied at the target level, to earn a reduced level of bonus if the metrics achieved are below the target level but above a specified threshold level, and to receive a larger bonus if metrics are achieved at a level above the target. The target bonus is set as a percentage of each officer’s base salary:
Name	Target Bonus (as % of Base Salary)	Target Bonus Amount ($)
Brent D. Lang	100%	500,000
Justin R. Spencer	60%	212,400
Paul T. Johnson	36%	127,440
M. Bridget Duffy	25%	85,250
Douglas A. Carlen	40%	115,600
For 2020, the payment of cash bonuses was based on the achievement of a revenue target, with the bonus calculation being further conditioned on achievement of an adjusted EBITDA threshold. This structure is based on our Compensation Committee’s decision that the most important factor in increasing stockholder value in 2020 was revenue growth. The Compensation Committee further determined that the inclusion of an earnings metric, such as the adjusted EBITDA threshold, would help to ensure that revenue growth was sought in a fiscally prudent manner. These revenue and adjusted EBITDA measures are provided below and were established by the Compensation Committee based on the corresponding amounts in the annual financial plan approved by the Board of Directors. Executives were eligible to receive the bonuses in two payments, based on company performance against the targets in the first and second half of the year. Additionally, the cash bonus amounts for each half of the year are zero if the actual revenue or Adjusted EBITDA falls below specified thresholds.

	H1 Target	H1 Threshold	H1 Actual	Attainment	H2 Target	H2 Threshold	H2 Actual	Attainment
Revenue	$87.8 million	$74.6 million	$88 million	100.3%	$105 million	$89.3 million	$109.5 million	104.3%
Adjusted EBITDA	—	($8.3 million)	$3.7 million	Met	—	$5.8 million	$26.6 million	Met
The following table presents the aggregate annual bonus that could be earned by each named executive officer if the metrics were achieved at the minimum threshold level, the target level and the maximum payout level, based upon achievement of 85%%, 100% and 110%, respectively, of the company’s revenue targets for the relevant performance period, as well as the actual bonus amounts that were paid for 2020.
Name	Cash Bonus at Minimum Threshold ($)	Cash Bonus at Target ($)	Cash Maximum Bonus ($)	Cash Actual Bonus ($)
Brent D. Lang	100,000	500,000	1,000,000	614,075
Justin R. Spencer	42,480	212,400	424,800	260,859
Paul T. Johnson(1)	25,488	127,440	254,880	156,515
M. Bridget Duffy(2)	17,050	85,250	170,500	104,700
Douglas A. Carlen	23,120	115,600	231,200	141,974

(1)
Mr. Johnson is also compensated through a performance-based sales commission plan. Under that plan, his 2020 target commission was $81,600 and his actual commission was $104,744.

(2)
Ms. Duffy is also compensated through a performance-based sales commission plan. Under that plan, her 2020 target commission was $80,000 and her actual commission was $82,909.

In addition, Mr. Carlen received a one-time lump sum bonus of $5,000 for his work on our acquisition of Ease Applications, LLC.
Equity-Based Awards
The majority of the target total direct compensation of our executive officers, including our named executive officers, is provided through equity awards. By having a significant percentage of our executive officers’ target total direct compensation payable in the form of equity that vests over a number of years and, thus, subject to higher risk and longer vesting than cash compensation, our executive officers are motivated to focus on long-term performance. This approach also helps retain key employees because the RSU are subject to a vesting period, and unvested awards are forfeited by the employee when employment ends. We have received feedback from some of our stockholders indicating a preference for performance-based equity awards. Our Compensation Committee considered this feedback, and determined that a mix of time-based equity awards and performance-based equity awards best aligned with the interests of our stockholders by creating an appropriate balance between our goals of business execution, long-term share price growth and named executive officer retention. Accordingly, in 2020 the Compensation Committee introduced PSUs that are measured based on our three-year relative total shareholder return. It is anticipated that the Compensation Committee will continue to provide PSUs in 2021 as part of the equity-based compensation for the named executive officers. Our Compensation Committee will continue to review elements of the executive compensation program to best align the interests of our employees and stockholders to maximize the value of our common stock.
2020 was the first year in which we granted PSUs, and our Compensation Committee thought carefully about the selection of an appropriate performance metric. The Compensation Committee considered a variety of factors, including, our continued growth, the dynamic, highly competitive and fast-moving healthcare technology industry, and the difficulty of predicting future performance in such an environment. As a result, the Compensation Committee concluded that relative total shareholder return (TSR) over a three-year performance period, which is in line with peer practice in our industry, best-enabled the company to incentivize high-caliber executives over a longer-term horizon and align their success with that of our stockholders. As 2020 was our first year granting PSUs, our Compensation Committee sought to establish performance goals that were sufficiently rigorous to align with stockholder interests, but also sufficiently reasonable to retain incentive value for our executives. Accordingly, our Compensation Committee determined that the PSU could be earned at target TSR performance that matches the Index, with lower or higher potential payments than target based on actual TSR achievement. We believe the selected structure and terms of the PSUs best motivate the named executive officers to perform against reasonably aggressive targets in alignment with our stockholders and rewards our leadership team for taking actions today that will create value for our stakeholders for years to come.
In connection with the implementation of PSUs, the Compensation Committee shifted some equity grants away from RSUs. In making this shift, the Compensation Committee took into consideration the fact that PSUs, as opposed to RSUs, are at greater risk because they are based on performance against an index and can be subject to many external conditions that are outside of the control of management.
We make annual equity grants to our executive officers in order to align their interests with those of our stockholders and to ensure appropriate incentives are in place to promote a focus on our long-term strategic and financial objectives. The sizes of these awards were not determined based on a specific formula, but rather through the exercise of the collective judgment of the Compensation Committee and after considering the following factors:
•
each executive officer’s individual performance, including financial, operational, customer, strategic, product and competitive factors;

•
the appropriate level of compensation for the position;

•
the need to hire or retain an individual in a particular position and the perceived retentive value of the proposed awards;

•
the size and vesting schedule of outstanding and unvested equity awards;

•
the level of each executive officer’s target total cash compensation (base salary plus target annual cash bonus opportunity); and

•
the recommendations of the Chief Executive Officer (except with respect to his award).

For the Chief Executive Officer, executive leadership factors were also considered. In addition, the Compensation Committee reviews and considers the equity awards granted to the executives at the companies in the compensation peer groups, although it does not specifically target or benchmark to those companies.
The RSU awards granted to our named executive officers in 2020 were as follows:
Named Executive Officer	Number of Shares Subject to RSU Award(1) (#)	Value of RSU Award(2) ($)
Brent D. Lang	142,477	$2,680,000
Justin R. Spencer	49,867	938,000
Paul T. Johnson	49,867	938,000
M. Bridget Duffy	39,872	750,000
Douglas A. Carlen	39,872	750,000

(1)
The RSU awards vest in three equal annual installments with the first installment vesting on June 1, 2021. The number of shares of our common stock subject to these awards is based on the average closing stock price over the month prior to the date of grant.

(2)
These amounts reflect the Compensation Committee’s methodology for determining the equity awards during its compensation review process and do not reflect the actual economic value that may ultimately be realized by the named executive officers. The value of the award was determined by the Compensation Committee in April of 2020 and the number of shares of our common stock subject to these awards was based on the average closing stock price in May of 2020. These amounts do not reflect, and are different from, the grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718 is set forth in the Summary Compensation Table below.

The PSU awards granted to our named executive officers in 2020 were as follows:
Named Executive Officer	Target Number of Shares Subject to PSU Award(1) (#)	Value of PSU Award(2) ($)
Brent D. Lang	70,175	$1,320,000
Justin R. Spencer	24,561	462,000
Paul T. Johnson	24,561	462,000
M. Bridget Duffy	13,290	250,000
Douglas A. Carlen	13,290	250,000

(1)
The PSU awards vest based on the performance metrics described below. The number of shares of our common stock subject to these awards is based on the average closing stock price over the month prior to the date of grant.

(2)
These amounts reflect the Compensation Committee’s methodology for determining the equity awards during its compensation review process and do not reflect the actual economic value that may ultimately be realized by the named executive officers. The value of the award was determined by the Compensation Committee in April of 2020 and the number of shares of our common stock subject to these awards was based on the average closing stock price in May of 2020. These amounts do not reflect, and are different from, the grant date fair value of the PSUs computed in accordance with FASB ASC Topic 718. The grant date fair value of the PSUs computed in accordance with FASB ASC Topic 718 is set forth in the Summary Compensation Table below.

On June 1, 2020, the Compensation Committee granted PSUs based on our total stockholder return percentile rank (or TSR Percentile Rank) within the range of the percentile distribution of the total stockholder returns of the companies included in the Index over the following three performance periods (or Performance Periods): (i) the single year beginning June 1, 2020 and ending May 31, 2021, (ii) the two years beginning June 1, 2020 and ending May 31, 2022 and (iii) the three years beginning June 1, 2020 and ending May 31, 2023. The Compensation Committee, in consultation with Compensia, believed that the Index was an appropriate comparison because it represents a broad group of companies with whom we compete for talent and investment dollars and is broad enough to account for potential consolidation in our industry sector. Also, the PSUs reward and incentivize continued performance over each period within a three-year period.
At the end of each Performance Period, the Compensation Committee will compare our TSR Percentile Rank based on the percentage change in our share price against the range of the percentile distribution of the changes in the share price of the companies in the Index, in each case using the difference between the average of the daily closing prices per share during the 30 trading days ending immediately prior to the grant date and the applicable performance period (or the TSR). The number of PSUs earned in a particular Performance Period is then determined by multiplying the number of PSUs eligible to be earned during the applicable Performance Period, by the performance multiplier corresponding to our TSR percentile rank as set forth in the table below:
Company TSR Percentile Rank	Performance Multiplier
Less than 25th percentile	Zero
25th percentile	50%
50th percentile	100%
75th percentile or greater	200%
If our TSR Percentile Rank is the 50th percentile, then 100% of the PSUs eligible to be earned during the applicable Performance Period will vest. The maximum number of PSUs that may be earned and vest during an applicable Performance Period is 200%, subject to our achievement of a TSR percentile rank of 75th or greater. As noted above, since 2020 was our first year granting PSUs, our Compensation Committee wanted to balance the need for rigorous performance goals to align with stockholder interests, but also have goals that were sufficiently reasonable to maintain the incentive value for our executives. Accordingly, our Compensation Committee determined that PSUs would be earned at target for achievement matching the Index, but the PSUs earned could increase or decrease, as noted above, based on the Company’s TSR achievement relative to the Index.
The number of PSUs earned during each of the first and second Performance Periods may not exceed one-third of the target number of PSUs subject to the PSU award. The number of PSUs earned during the third Performance period may not exceed the maximum number of PSUs subject to the PSU award and will be reduced by the number of PSUs earned during the first and second Performance Periods. Performance multipliers between the TSR Percentile Ranks set forth in the table above will be determined based on linear interpolation.
PSUs will vest upon certification by the Compensation Committee of the TSR Percentile Rank attained for an applicable Performance Period. Each named executive officer must remain employed by us on the last day of each applicable Performance Period in order to earn and vest in the PSUs eligible to be earned during such Performance Period, except as discussed below in “Employment, Severance and Change of Control Agreements.”
The Compensation Committee reviewed the size and vesting schedule for the remaining unvested portion of all outstanding equity awards held by our executive officers, including our named executive officers, and agreed that the existing equity awards, together with the 2020 equity grants, appropriately satisfied our motivation and retention goals for each individual. Following the first grants of PSUs in 2020, we anticipate that PSUs will comprise a greater share of annual equity awards granted to our named executive officers.
Benefits Programs
Our employee benefit programs, including our 401(k) plan, employee stock purchase plan, and health and welfare programs, including health savings accounts and flexible spending arrangements, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are eligible to participate in the same employee benefit plans and programs, and on the same terms and conditions, as all other U.S. full-time employees.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by the Compensation Committee.
Post-Employment Compensation
Certain of our executive officers have post-employment compensation arrangements, which provide for severance payments and benefits in the event of a termination of employment under certain conditions, including following a change of control of the company. The Compensation Committee determined that these arrangements were both competitively reasonable and necessary to recruit and retain key executives. The material terms of these post-employment payments to named executive officers are set forth in “Employment, Severance and Change of Control Agreements” below. We do not provide for single trigger equity acceleration following a change of control and do not provide tax gross-ups for “excess parachute payments.”
Other Compensation Policies and Practices
Executive Officer Recoupment Policy
We maintain a clawback provision that provides our Board with the authority to recoup past incentive compensation from an executive officer in the event of a material restatement of our company’s financial results due to fraud or intentional misconduct of that executive officer.

Equity Administration Committee
Our Compensation Committee provides that the Equity Administration Committee, consisting of the Chief Executive Officer, the Chief Financial Officer and the General Counsel, may make equity awards to non-executive employees within prescribed limits. Generally, equity awards will be effective on the 1st market day of the month following approval by the Equity Administration Committee, unless determined otherwise with advice of counsel. While we do not generally grant stock options at this time, the exercise price of all stock options must be equal to or greater than the fair market value of our common stock on the date of grant.
Derivatives Trading and Anti-Hedging Policy
Our Policy Prohibiting Insider Trading prohibits our employees, including our executive officers and members of our Board of Directors, from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of company common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.
Stock Ownership Guidelines
We maintain stock ownership guidelines that require our Chief Executive Officer, as well as our non-executive directors, to maintain a specified level of stock ownership. For information on our stock ownership guidelines, see “Corporate Governance Standards and Director Independence — Stock Ownership Guidelines” elsewhere in this proxy statement.
Compensation Policies and Practices as they relate to Risk Management
The Compensation Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Compensation Committee’s determination include the following:
• We structure our compensation program to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short-term and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our longer-term success. Our RSUs have time-based vesting and our PSUs have a multi-year performance period encouraging long-term, sustained success.
•
We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.

•
While we generally do not cap the cash incentive award for our Sales Compensation Plan to maximize the incentive for our sales force to meet and exceed their revenue objectives, we do maintain internal controls over the determination of sales incentive awards which we believe help prevent problematic behaviors.

•
Our employees are required to comply with our Employee Code of Conduct and Ethics, which covers, among other things, accuracy in keeping financial and business records.

•
The Compensation Committee approves the employee annual and new hire equity award guidelines as well as the overall annual equity pool. Any recommended equity awards outside these guidelines require approval by the Compensation Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.

•
A significant portion of the compensation paid to our executive officers and the members of our Board of Directors is in the form of RSUs and, for our executive officers, PSUs to align their interests with the interests of stockholders.

•
We maintain Stock Ownership Guidelines for our Chief Executive Officer and the members of the Board of Directors to ensure that they retain specified levels of equity in the company.

•
As part of our Policy Prohibiting Insider Trading, we prohibit the trading of derivatives or hedging transactions involving our securities so that our executive officers and other employees cannot insulate themselves from the effects of poor stock price performance.

Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code limits the amount that we may deduct from our federal income taxes for remuneration paid to our named executive officers (other than our Chief Financial Officer) to $1 million dollars per executive officer per year. “Grandfather” provisions of the Code provide exceptions from this deduction limitation and may apply to certain compensation arrangements, including certain grants of stock options and certain RSUs, that were entered into before the Company was publicly traded and through November 2, 2017. Except for compensation attributable to the exercise of most options granted prior to November 2, 2017 under the “grandfather provisions,” compensation in excess of $1 million will likely not be deductible.
No Tax Reimbursement of Parachute Payments and Deferred Compensation
We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2020, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.
Accounting Treatment
We account for stock compensation in accordance with the authoritative guidance set forth in FASB ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors over the period during which the award recipient is required to perform services in exchange for the award. We determine both the grant date fair value and the service period based on applicable accounting standards. This calculation is performed for accounting purposes and reported in the compensation tables included in this proxy statement.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K for fiscal year 2020 and included in this proxy statement.
Submitted by the Compensation Committee
Michael Burkland, Chair
Alexa King
Sharon L. O’Keefe

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding all compensation awarded to, earned by or paid to our named executive officers serving as such at December 31, 2020 for all services rendered in all capacities to us during the fiscal years ended December 31, 2020, 2019 and 2018.
Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Brent D. Lang President and Chief Executive Officer	2020	500,000	—	4,967,102	614,075	6,081,177
	2019	500,000	—	2,901,365	241,745	3,643,110
	2018	505,538(1)	—	3,072,978	433,546	4,012,062
Justin R. Spencer Chief Financial Officer	2020	354,000	—	1,738,479	260,859	2,353,338
	2019	354,000	—	967,111	102,693	1,423,804
	2018	363,926(1)	5,000(4)	1,024,308	184,170	1,577,405
Paul T. Johnson Executive Vice President of Sales and Services	2020	354,000	—	1,738,479	261,259(5)	2,353,738
	2019	354,000	—	967,111	131,187(5)	1,452,298
	2018	349,333	—	1,024,308	192,404(5)	1,566,046
M Bridget Duffy Chief Medical Officer	2020	341,000	—	1,195,121	187,609(6)	1,723,730
	2019	341,000	—	725,317	142,603(6)	1,208,920
	2018	351,935(1)	—	768,231	146,722(6)	1,266,887
Douglas A. Carlen Vice President, Legal and General Counsel	2020	289,000	5,000(7)	1,195,121	141,974	1,631,095
	2019	289,000	—	725,317	55,891	1,070,209
	2018	289,751(1)	5,000(4)	768,231	100,236	1,163,218

(1)
Amounts reported for fiscal year 2018 for Mr. Lang, Mr. Spencer, Ms. Duffy and Mr. Carlen include payout for accrued paid time-off in the amounts of $34,871, $14,593, $15,268 and $4,417, respectively, in connection with the Company’s conversion to a flexible time-off system.

(2)
Amounts reported for fiscal years 2020, 2019 and 2018 represent the grant date fair value of the stock options, PSUs and RSUs granted during each applicable year, computed in accordance with FASB ASC Topic 718. These amounts do not reflect the actual economic value realized by the named executive officer. In accordance with SEC rules, this column represents the grant date fair value, computed in accordance with stock-based compensation accounting principles, of PSUs, assuming the probable outcome of related performance conditions, and RSUs. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures. The PSUs, which were granted with a market condition, are valued using a lattice model simulation analysis, specifically a Monte Carlo simulation. For additional information on the valuation assumptions, see Note 10 of our “Notes to Consolidated Financial Statements” included in our annual report on Form 10-K for the year ended December 31, 2020. PSUs have a maximum payout of 200% of the target number of shares.

(3)
Represents performance-based cash incentive awards earned for services rendered under the executive incentive compensation plan, and in the case of Mr. Johnson and Ms. Duffy, additional amounts under the 2020, 2019 and 2018 sales commission plans. For more information about the 2020 executive bonus plan compensation for our named executive officers, see “Elements of Our Executive Compensation Program — Annual Cash Bonuses” under the Compensation Discussion and Analysis section above.

(4)
Represents one-time bonus amounts awarded in fiscal year 2018 to each of Mr. Spencer and Mr. Carlen in connection with their work related to our convertible debt offering.

(5)
Represents $156,515, $61,616 and $110,502, respectively, awarded pursuant to our 2020, 2019 and 2018 executive incentive plans and $104,744, 69,571 and $81,902, respectively, awarded pursuant to our 2020, 2019 and 2018 sales commission plans. For more information, see “Elements of Our Executive Compensation Program — Annual Cash Bonuses.”

(6)
Represents $104,700, $41,218 and $73,920, respectively, awarded pursuant to our 2020, 2019 and 2018 executive incentive plan and $82,909, $101,385 and $72,802, respectively, awarded pursuant to our 2020, 2019 and 2018 sales commission plans. For more information, see “Elements of Our Executive Compensation Program — Annual Cash Bonuses.”

(7)
Represents one-time bonus amount awarded in fiscal year 2020 to Mr. Carlen in connection with his work related to the company’s acquisition of Ease Applications, LLC.

Grant of Plan-Based Awards
The following table provides information with regard to potential cash bonuses paid or payable in 2020 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during fiscal year 2020.
Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Number of Shares of Stock Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brent D. Lang		100,000	500,000	1,000,000
	6/1/2020							142,477	2,812,496
	6/1/2020				11,696	70, 175	140,350		2,154,606
Justin R. Spencer		42,480	212,400	424,800
	6/1/2020							49,867	984,374
	6/1/2020				4,094	24,561	49,122		754,105
Paul T. Johnson		25,488	127,440	254,880
	6/1/2020							49,867	984,374
	6/1/2020				4,094	24,561	49,122		754,105
M. Bridget Duffy		17,050	85,250	170,500
	6/1/2020							39,872	787,074
	6/1/2020				2,215	13,290	26,580		408,047
Douglas A. Carlen		23,120	115,600	231,200
	6/1/2020							39,872	787,074
	6/1/2020				2,215	13,290	26,580		408,047

(1)
These amounts consist of the threshold, target and maximum cash award levels set in 2020 under the company’s executive incentive cash bonus plan. The amount actually earned by each named executive officer is included in the Non-Equity Incentive Plan Compensation column in the 2020 Summary Compensation Table. For more information about the 2020 executive bonus plan compensation for our named executive officers, see “Elements of Our Executive Compensation Program — Annual Cash Bonuses” under the Compensation Discussion and Analysis section above.

(2)
PSUs which vest based on our total stockholder return percentile rank (or TSR Percentile Rank) within the range of the percentile distribution of the total stockholder returns of the companies included in the S&P 600 Health Care Equipment and Services Index over the following three performance periods: (i) the single fiscal year beginning June 1, 2020 and ending May 31, 2021, (ii) the two fiscal years beginning June 1, 2020 and ending May 31, 2022 and (iii) the three fiscal years beginning June 1, 2020 and ending May 31, 2023.

(3)
These RSUs vest in equal annual installments over three years from the vesting commencement date set forth in the award agreement until all shares subject to the RSUs are vested.

(4)
The amounts reported in this column represent the aggregate grant date fair value of the RSU and PSU awards, calculated in accordance with FASB ASC Topic 718, except that no forfeiture assumptions were included. The PSUs, which were granted with a market condition, are valued using a lattice model simulation analysis, specifically a Monte Carlo simulation. For a discussion of the assumptions made in the valuations reflected in this column, see Note 10 of our “Notes to Consolidated Financial Statements”

included in our Form 10-K for the year ended December 31, 2020. Note that amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by the recipients of these equity awards.
Outstanding Equity Awards at December 31, 2020
The following table provides information regarding each unexercised stock option, unvested PSU and unvested RSU held by each of our named executive officers as of December 31, 2020:
	STOCK AWARDS					OPTION AWARDS(5)(6)
Name	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)	Shares Underlying Unexercised Options — Exercisable (#)(5)	Shares Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($) (6)	Option Expiration Date
Brent D. Lang	5/31/2013					109,896	—	14.76	5/31/2023
	6/1/2014					3	—	12.92	6/1/2024
	6/1/2018	38,633	1,604,428
	5/31/2019	59,776	2,482,497
	6/1/2020	142,477	5,917,070
	6/1/2020			70,175	2,914,368
Justin R. Spencer
	6/1/2018	12,878	534,823
	5/31/2019	19,925	827,485
	6/1/2020	49,867	2,070,977
	6/1/2020			24,561	1,020,018
Paul T. Johnson	11/1/2013					60,000	—	17.31	11/1/2023
	6/1/2014					18,552	—	12.92	6/1/2024
	6/1/2018	12,878	534,823
	5/31/2019	19,925	827,485
	6/1/2020	49,867	2,070,977
	6/1/2020			24,561	1,020,018
M. Bridget Duffy	5/31/2012					7,500	—	24.15	5/31/2022
	6/1/2018	9,658	401,097
	5/31/2019	14,944	620,624
	6/1/2020	39,872	1,655,884
	6/1/2020			13,290	551,934
Douglas A. Carlen
	6/1/2018	9,658	401,097
	5/31/2019	14,944	620,624
	6/1/2020	39,872	1,655,884
	6/1/2020			13,290	551,934

(1)
Represents RSUs granted under our 2012 Equity Incentive Plan which vests in three equal installments commencing on the first anniversary of the first day of the month following the award grant date.

(2)
The market value of the shares of RSUs that have not vested is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on December 31, 2020, the last trading day of our fiscal year, which was $41.53.

(3)
PSUs vest based on our total stockholder return percentile rank (or TSR Percentile Rank) within the range of the percentile distribution of the total stockholder returns of the component companies in the S&P 600 Health Care Equipment and Services Index over the following three performance periods: (i) the single fiscal year beginning June 1, 2020 and ending May 31, 2021, (ii) the two fiscal years beginning June 1, 2020 and ending May 31, 2022 and (iii) the three fiscal years beginning June 1, 2020 and ending May 31, 2023. The PSUs represents the target number that may be awarded based on the performance of the company’s common stock for the fiscal year ending December 31, 2020.

(4)
The market value of the PSUs that have not vested is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on December 31, 2020, the last trading day of our fiscal year, which was $41.53.

(5)
Except as otherwise described in these footnotes, all options vest as to 1/4th of the shares of common stock underlying the options on the first anniversary of the vesting commencement date and as to 1/48th of the shares of common stock underlying the option each month thereafter.
(6)
The exercise price of our equity awards granted after March 28, 2012 is the closing price of our common stock on the date of grant.

2020 Option Exercises and Stock Vested
The following table shows stock options exercised by our named executive officers in fiscal year 2020 as well as stock awards that vested during fiscal year 2020.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brent D. Lang	157,696	2,073,129	101,139	1,996,484
Justin R. Spencer	20,000	273,480	33,930	669,778
Paul T. Johnson	—	—	33,930	669,778
M. Bridget Duffy	—	—	24,958	492,671
Douglas A. Carlen	—	—	24,958	492,671

(1)
The value realized on exercise is calculated as the difference between the market price of our common stock at the time of exercise on the exercise date and the applicable exercise price of those options.

(2)
The value realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock as traded on the NYSE on the applicable vesting date or, if the vesting date was not a trading day, the next trading date.

CEO Pay Ratio
The 2020 annual total compensation of our Chief Executive Officer was $6,081,177, the 2020 annual total compensation of our median compensated employee was $203,561 and the ratio of these amounts is 29.9 to 1.
In 2020, there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio. Accordingly, for purposes of calculating the pay ratio set forth above, we are permitted to use the same median employee that we identified for purposes of our 2019 pay ratio. For a description of our methodology for identifying the median employee, see “CEO Pay Ratio” on page 48 of our definitive proxy statement filed with the Securities and Exchange Commission on April 16, 2020.
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Employment, Severance and Change of Control Agreements
Brent D. Lang.   We entered into an offer letter agreement with Brent D. Lang, our President and Chief Executive Officer, dated June 8, 2012, which superseded an offer letter agreement, dated November 12, 2007. The offer letter agreement has no specific term and constitutes at-will employment.
In addition, in April 2013 our Compensation Committee authorized that we enter into a revised change of control severance agreement, in the form previously approved by our Board of Directors, with Mr. Lang to reflect his transition to our Chief Executive Officer in June 2013. The agreement with Mr. Lang provides that, in the event of Mr. Lang’s termination without cause or resignation for good reason, he will be entitled to receive cash severance payments equal to one year of his annual base salary, plus the greater of his target bonus for the year of termination or the amount of bonus paid to him in the prior year, plus 12 months of acceleration of outstanding equity awards and 12 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within two months prior to, or 12 months following, a change of control of Vocera (the “Change of Control Period”), the agreement provides that Mr. Lang will be entitled to receive a cash severance payment equal to 150% of his annual base salary plus 150% of the greater of his target bonus for the year of termination or the amount of bonus paid to him in the prior year, plus acceleration of 100% of his outstanding equity awards in addition to 18 months of COBRA coverage.
In addition, Mr. Lang’s PSUs granted on June 1, 2020, the terms of which are described above in “Compensation Discussion and Analysis — Equity-Based Awards” provide that upon a termination of Mr. Lang’s employment with us for any reason other than a termination without cause or resignation for good reason prior to the end of an applicable Performance Period (as described above in “Compensation Discussion and Analysis — Equity-Based Awards”), all PSUs which have not been earned as of the date of such termination will be forfeited. In the event Mr. Lang’s employment with us terminates due to a termination without cause or resignation for good reason, in each case outside of the Change in Control Period (as defined in Mr. Lang’s change of control severance agreement and described above), Mr. Lang will remain eligible to vest in any PSUs that are earned as a result of the achievement of the performance metrics in respect of the Performance Period that ends within twelve months following the date of such termination as if he had remained employed with us on the date such Performance Period ended, subject to any reduction for prior earned tranches of the PSUs, if applicable (as described above in “Compensation Discussion and Analysis — Equity Based Awards”).
In the event of a “corporate transaction”, as defined in our 2012 Equity Incentive Plan, before the end of any of the Performance Periods, a CIC Performance Period (or the CIC Performance Period) beginning on the grant date of a PSU award and ending on the last trading day immediately preceding the closing date of the corporate transaction will be used for determining the number of earned PSUs, except that our TSR (as described above in “Compensation Discussion and Analysis — Equity-Based Awards”) for such period will be determined by using the price per share to be paid to stockholders in such corporate transaction . The PSUs earned during such period will be reduced by the number of PSUs previously earned during prior Performance Periods, as applicable. The number of PSUs earned in respect of the CIC Performance Period will be multiplied by a fraction, the numerator of which equals the number of days in the CIC Performance Period and the denominator of which equals the number of days contained in the third Performance Period, and such number of PSUs shall be settled within 30 days following the corporate transaction (or the Closing-Settled PSUs). The portion of PSUs earned during the CIC Performance Period that exceeds the number of Closing-Settled PSUs will convert to time-based vesting (or the Time-Vesting PSUs) and will vest in equal installments on the remaining original Performance Period end dates, subject to Mr. Lang’s employment on such dates. In the event that the PSUs are not assumed or replaced by the successor entity in connection with the corporate transaction, any PSUs that are earned upon the corporate transaction as described in this paragraph will become vested immediately prior to the corporate transaction. In the event of a termination without cause or resignation for good reason during the Change in Control Period, 100% of the Time-Vesting PSUs shall accelerate (the “Time-Vesting Acceleration Percentage”).
Justin R. Spencer.   We entered into an offer letter agreement with Justin R. Spencer, our Chief Financial Officer and Executive Vice President, dated July 30, 2014. The offer letter agreement has no specific term and constitutes at-will employment.
In addition, we have entered into a change of control severance agreement with Mr. Spencer in August 2014. The agreement with Mr. Spencer provides that, in the event of Mr. Spencer’s termination without cause, he will be entitled to receive cash severance payments equal to 75% of his annual base salary, plus 12 months of acceleration of outstanding equity awards and 9 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within a Change of Control Period, the agreement provides that Mr. Spencer will be entitled to receive a cash severance payment equal to 100% of his annual base salary plus 100% of the greater of his target bonus for the year of termination or the amount of bonus paid to him in the prior year, plus acceleration of 100% of his outstanding equity awards in addition to

12 months of COBRA coverage. In addition, Mr. Spencer was granted an award of PSUs on June 1, 2020, subject to the same terms and conditions upon termination and a change of control as described for Mr. Lang above.
Paul T. Johnson.   We entered into an offer letter agreement with Paul T. Johnson, our Executive Vice President of Sales and Services, dated September 27, 2013. The offer letter agreement has no specific term and constitutes at-will employment.
In addition, we have entered into a change of control severance agreement with Mr. Johnson in October 2013. The agreement with Mr. Johnson provides that, in the event of Mr. Johnson’s termination without cause, he will be entitled to receive cash severance payments equal to 75% of his annual base salary, plus 12 months of acceleration of outstanding equity awards and 9 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within a Change of Control Period, the agreement provides that Mr. Johnson will be entitled to receive a cash severance payment equal to 100% of his annual base salary plus 100% of the greater of his target bonus for the year of termination or the amount of bonus paid to him in the prior year, plus acceleration of 100% of his outstanding equity awards in addition to 12 months of COBRA coverage. In addition, Mr. Johnson was granted an award of PSUs on June 1, 2020, subject to the same terms and conditions upon termination and a change of control as described for Mr. Lang above.
M. Bridget Duffy.   We entered into an offer letter agreement with M. Bridget Duffy, our Chief Medical Officer, dated November 3, 2010. The offer letter agreement has no specific term and constitutes at-will employment.
In addition, we have entered into a change of control severance agreement with Ms. Duffy in August 2011. The agreement with Ms. Duffy provides that, in the event of Ms. Duffy’s termination without cause, she will be entitled to receive cash severance payments equal to 50% of her annual base salary, plus 12 months of acceleration of outstanding equity awards and 6 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within a Change of Control Period, the agreement provides that Ms. Duffy will be entitled to receive a cash severance payment equal to 75% of her annual base salary plus 75% of the greater of her target bonus for the year of termination or the amount of bonus paid to her in the prior year, plus acceleration of 50% of her outstanding equity awards in addition to 9 months of COBRA coverage. In addition, Ms. Duffy was granted an award of PSUs on June 1, 2020, subject to the same terms and conditions upon termination and a change of control as described for Mr. Lang above, except that Ms. Duffy’s Time-Vesting Acceleration Percentage is 50%.
Douglas A. Carlen.   We entered into an offer letter agreement with Douglas A. Carlen, our General Counsel, dated May 19, 2016. The offer letter agreement has no specific term and constitutes at-will employment.
In addition, we have entered into a change of control severance agreement with Mr. Carlen in July 2016. The agreement with Mr. Carlen provides that, in the event of Mr. Carlen’s termination without cause, he will be entitled to receive cash severance payments equal to 50% of his annual base salary, plus 12 months of acceleration of outstanding equity awards and 6 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within a Change of Control Period, the agreement provides that Mr. Carlen will be entitled to receive a cash severance payment equal to 75% of his annual base salary plus 75% of the greater of his target bonus for the year of termination or the amount of bonus paid to him in the prior year, plus acceleration of 50% of his outstanding equity awards in addition to 9 months of COBRA coverage. In addition, Mr. Carlen was granted an award of PSUs on June 1, 2020, subject to the same terms and conditions upon termination and a change of control as described for Mr. Lang above, except that Mr. Carlen’s Time-Vesting Acceleration Percentage is 50%.
The following table sets forth quantitative estimates of the benefits that would have accrued to our named executive officers pursuant to the terms of each of their respective severance agreements, assuming that such executive officer’s employment terminated on December 31, 2020 and the conditions for such benefits were satisfied:

				Value of Accelerated Equity Awards
Name		Cash Severance ($)	Benefit Continuation ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Brent D. Lang
	Termination	1,500,000	37,991	4,817,605	—	6,355,596
	Within Change of Control Period	2,250,000	56,987	15,832,731	—	18,139,718
Justin R. Spencer
	Termination	265,500	29,101	1,978,738	—	2,273,339
	Within Change of Control Period	920,400	38,801	5,473,322	—	6,432,523
Paul T. Johnson
	Termination	265,500	29,101	1,978,738	—	2,273,339
	Within Change of Control Period	835,440	38,801	5,473,322	—	6,432,523
M. Bridget Duffy
	Termination	170,500	13,663	1,447,237	—	1,631,400
	Within Change of Control Period	575,437	20,495	1,668,489	—	2,264,421
Douglas A. Carlen
	Termination	144,500	19,400	1,447,237	—	1,611,137
	Within Change of Control Period	520,200	29,101	1,668,489	—	2,264,421

(1)
The value of accelerated RSUs is calculated by multiplying the number of shares being accelerated by the closing price of our common stock on December 31, 2020, the last trading day of our fiscal year, which was $41.53. The value of accelerated PSUs is calculated as described above, using the closing price of our common stock on December 31, 2020, the last trading day of our fiscal year, which was $41.53.

(2)
As of December 31, 2020, all options are fully vested, and the underlying shares are no longer subject to acceleration under change of control severance agreements.

The severance payments under the change of control severance agreements with each of our executive officers are contingent upon such executive officer’s execution, delivery and non-revocation of a release and waiver of claims satisfactory to us within 45 days of such executive officer’s separation from service.
EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2020 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2006 Stock Option Plan, 2012 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan. The 2020 Equity Incentive Plan was adopted by the Company’s Board of Directors without stockholder approval pursuant to the inducement exemption provided under the NYSE listing rules for the issuance of RSUs to employees who joined the company after the acquisition of EASE Applications, LLC. No additional shares will be issued under the 2020 Equity Incentive Plan.
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options(1) ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	2,379,794(2)	15.58	844,022
Equity compensation plans not approved by security holders(3)	60,000	N/A	0
Total	2,439,794	15.58	844,022

(1)
The weighted average exercise price relates solely to outstanding stock option shares since shares subject to RSUs have no exercise price.

(2)
Excludes purchase rights accruing under our 2012 Employee Stock Purchase Plan.

(3)
For a further description of the 2020 Equity Incentive Plan, see Note 10 of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2020.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS
From January 1, 2020 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Proposal 1” and “Executive Compensation” above and revenue transactions in the amount of $1.1 million for fiscal year 2020 with the University of Chicago Medical Center (“UCMC”) relating to consulting services and technology solutions. One of our directors, Sharon L. O’Keefe, was the President of UCMC until her retirement in July of 2020. These transactions were based on an arms-length agreement entered into in the ordinary course of business.
Review, approval or ratification of transactions with related parties
Our Board of Directors recognizes that transactions between our company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our Board has delegated authority for the review and approval of all related person transactions to the Governance and Nominating Committee of our Board of Directors. We have adopted a Related Person Transactions Policy to provide procedures for reviewing, approving and ratifying any transaction involving our company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a material interest as determined by our Governance and Nominating Committee. This policy is intended to supplement, and not to supersede, our company’s other policies that may be applicable to or involve transactions with related persons. The full text of this policy is posted on the investor relations section of our website at www.vocera.com.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of the Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.
The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2020. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the Securities and Exchange Commission.
The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2020 be included in our annual report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
John N. McMullen, Chair
Howard E. Janzen
Ronald A. Paulus

ADDITIONAL INFORMATION
Stockholder Proposals to be presented at Next Annual Meeting
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.   Our Restated Bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Vocera Communications, Inc., 525 Race Street, San Jose, California 95126, Attn: Corporate Secretary.
To be timely for our company’s 2022 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on February 19, 2022 and not later than 5:00 p.m. Pacific Time on March 21, 2022. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our Restated Bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.   Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2022 annual meeting must be received by us not later than December 16, 2021 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our Restated Bylaws.
Available Information
We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2020, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Vocera Communications, Inc.
525 Race Street
San Jose, California 95126
Attn: Investor Relations
The annual report on Form 10-K is also available at http://investors.vocera.com.
“Householding” — Stockholders Sharing the Same Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker.
Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials, you may write or call our Investor Relations department at 525 Race Street, San Jose, California 95126, Attn: Investor Relations, telephone number (408) 882-5737.
Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

APPENDIX A
VOCERA COMMUNICATIONS, INC.
2021 EQUITY INCENTIVE PLAN
1.   PURPOSE.   The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.
2.   SHARES SUBJECT TO THE PLAN.
2.1.   Number of Shares Available.   Subject to Section 2.4, Section 2.5 and Section 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board is One Million One Hundred Thousand (1,100,000) Shares, plus (a) any reserved shares not issued or subject to outstanding grants under the Company’s 2012 Equity Incentive Plan (the “Prior Plan”) on the Effective Date, (b) shares that are subject to stock options or other awards granted under the Prior Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the Effective Date, (c) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited, (d) shares issued under the Prior Plan that are repurchased by the Company at the original issue price and (e) shares issued under the Prior Plan that are used to satisfy the tax withholding obligations related to an RSU.
2.2.   Lapsed, Returned Awards.   Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will result in reducing the number of Shares available for issuance under the Plan. Shares used to satisfy the tax withholding obligations related to an RSU will become available for future grant or sale under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Option or SAR will not become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.
2.3.   Minimum Share Reserve.   At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4.   ISO Limitation.   No more than Ten Million (10,000,000) Shares shall be issued pursuant to the exercise of ISOs (as defined below) under the Plan.
2.5.   Adjustment of Shares.   If the number of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of the Company, without consideration, then (a) the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, including shares reserved under sub-clauses (a)-(e) of Section 2.1, (b) the Exercise Prices of and number and class of Shares subject to outstanding Options and SARs, (c) the number and class of Shares subject to other outstanding Awards and (d) the maximum number and class of Shares that may be issued as ISOs set forth in Section 2.4, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
If, by reason of an adjustment pursuant to this Section 2.5, a Participant’s Award Agreement or other agreement related to any Award or the Shares subject to such Award covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, will be subject to all of the terms, conditions and restrictions which were applicable to the Award or the Shares subject to such Award prior to such adjustment.
2.6.   Vesting Restriction.   Awards shall not provide for any initial vesting prior to at least twelve (12) months from grant (or 360 days if necessary for administrative convenience); provided that the Committee may permit the initial vesting of Awards prior to twelve (12) months from grant representing up to an aggregate of five percent (5%) of the Shares reserved and available for grant under the Plan.
3.   ELIGIBILITY.   ISOs may be granted only to Employees of the Company, Parent or Subsidiary. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors; provided such Consultants and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.
4.   ADMINISTRATION.
4.1.   Committee Composition; Authority.   This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)   construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
(b)   prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)   select persons to receive Awards;
(d)   determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
(e)   determine the number of Shares or other consideration subject to Awards;
(f)   determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
(g)   determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate;
(h)   grant waivers of Plan or Award conditions;
(i)   determine the vesting, exercisability and payment of Awards;
(j)   correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(k)   determine whether an Award has been vested and/or earned;
(l)   determine the terms and conditions of any, and to institute any Exchange Program;

(m)   reduce, waive or modify any criteria with respect to Performance Factors;
(n)   adjust Performance Factors, including, but not limited to, take into account changes in law and accounting or tax rules to reflect the impact of extraordinary or unusual items, events, or circumstances to avoid windfalls or hardships, as the Committee deems necessary or appropriate;
(o)   adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States;
(p)   exercise discretion with respect to Performance Awards;
(q)   make all other determinations necessary or advisable for the administration of this Plan; and
(r)   delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law.
4.2.   Committee Interpretation and Discretion.   Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination will be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant.
4.3.   Section 16 of the Exchange Act.   Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).
4.4.   Documentation.   The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.
4.5.   Foreign Award Recipients.   Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company and its Subsidiaries or Affiliates operate or have Employees or other individuals eligible for Awards, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (d) establish subplans and modify exercise procedures, vesting conditions, and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices, if necessary); provided, however, that no such subplans and/or modifications will increase the share limitations contained in Section 2.1 hereof; and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
5.   OPTIONS.   An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants and Directors of any Parent, Subsidiary or Affiliate and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.
5.1.   Option Grant.   Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.
5.2.   Date of Grant.   The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3.   Exercise Period.   Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4.   Exercise Price.   The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.
5.5.   Method of Exercise.   Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third-party administrator), and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
5.6.   Termination of Service.   If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s employment terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.
(a)   Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.
(b)   Disability.   If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.
(c)   Cause.   If the Participant’s Service terminates for Cause, then Participant’s Options (whether or not vested) will expire on the date of termination of Participant’s Service if the Committee has reasonably determined in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Services), or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement, Award Agreement, or other applicable agreement, Cause will have the meaning set forth in the Plan.
5.7.   Limitations on Exercise.   The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.
5.8.   Limitations on ISOs.   With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.9.   Modification, Extension or Renewal.   The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, unless such action is necessary to comply with applicable law or rule. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10.No Disqualification.   Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6.   RESTRICTED STOCK AWARDS.   A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director or any Parent, Subsidiary or Affiliate Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.
6.1.   Restricted Stock Purchase Agreement.   All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within one month from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within one month, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.
6.2.   Purchase Price.   The Purchase Price, if any, for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.
6.3.   Terms of Restricted Stock Awards.   Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
6.4.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
7.   STOCK BONUS AWARDS.   A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director or any Parent, Subsidiary or Affiliate of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent, Subsidiary or Affiliate. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.
7.1.   Terms of Stock Bonus Awards.   The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.
7.2.   Form of Payment to Participant.   Payment, if any, may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.3.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
8.   STOCK APPRECIATION RIGHTS.   A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director or any Parent, Subsidiary or Affiliate that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise less the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.
8.1.   Terms of SARs.   The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
8.2.   Exercise Period and Expiration Date.   A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
8.3.   Form of Settlement.   Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise less the Exercise Price; times (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.
8.4.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
9.   RESTRICTED STOCK UNITS.   A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director or any Parent, Subsidiary or Affiliate covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.
9.1.   Terms of RSUs.   The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU; provided that no RSU shall have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.
9.2.   Form and Timing of Settlement.   Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under an RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.
9.3.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
10.   PERFORMANCE AWARDS.   A Performance Award is an award to an eligible Employee, Consultant, or Director of the Company or any Parent, Subsidiary or Affiliate that is based upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee, and may be settled in cash, Shares (which may consist of, without limitation, Restricted Stock), other property, or any combination thereof. Grants of Performance Awards shall be made pursuant to an Award Agreement.
10.1.   Performance Awards shall include Performance Shares, Performance Units, and cash-based Awards as set forth in Sections 10.1(a), 10.1(b), and 10.1(c) below.
(a)   Performance Shares.   The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.
(b)   Performance Units.   The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.
(c)   Cash-Settled Performance Awards.   The Committee may grant cash-settled Performance Awards to Participants under the terms of this Plan. Such awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant performance period.
10.2.   Terms of Performance Awards.   Performance Awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant Performance Period. The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares; (c) the Performance

Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap, and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.
10.3.   Value, Earning and Timing of Performance Shares.   Any Performance Share bonus will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of a Performance Share bonus will be entitled to receive a payout of the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay an earned Performance Share bonus in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof. Performance Share bonuses may also be settled in Restricted Stock.
10.4.   Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).
11.   PAYMENT FOR SHARE PURCHASES.   Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
(a)   by cancellation of indebtedness of the Company to the Participant;
(b)   by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;
(c)   by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company, Parent, Subsidiary or Affiliate;
(d)   by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
(e)   by any combination of the foregoing; or
(f)   by any other method of payment as is permitted by applicable law.
12.   GRANTS TO NON-EMPLOYEE DIRECTORS.
12.1.   Grant and Eligibility.   Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. No Non-Employee Director may receive Awards under the Plan that, when combined with cash compensation received for service as a Non-Employee Director, exceeds (x) $400,000 in value (as described below) in any calendar year for continuing directors, or (y) $600,000 in value (as described below) in the initial calendar year for a new Non-Employee Director. The value of Awards for purposes of complying with this maximum shall be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation methodology on the date of grant of such Option or SAR, and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award, or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards granted, or cash compensation paid, to an individual while he or she was serving in the capacity as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 12.1. Awards under the Plan may be granted to Non-Employee Directors may be automatically made pursuant to a policy adopted by the Board, or made from time to time as determined in the discretion of the Board.
12.2.   Vesting, Exercisability and Settlement.   Except as set forth in Section 21, Awards will vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors will not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
12.3.   Election to Receive Awards in Lieu of Cash.   A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, if permitted, and as determined, by the Committee. Such Awards shall be issued under the Plan. An election under this Section 12.3 shall be filed with the Company on the form prescribed by the Company.
13.   WITHHOLDING TAXES.
13.1.   Withholding Generally.   Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a taxable or tax-withholding event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate, as applicable, to which the Participant provides services, an amount sufficient to satisfy applicable U.S. and non-U.S. federal, state, local income tax, social insurance liability, payroll tax fringe benefits, tax payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”) required to be withheld from the Participant. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items, provided, however, that any Tax-Related Items may also be withheld by other methods. Unless otherwise required by applicable law or determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.
13.2.   Withholding Methods.   The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy any withholding obligations for such Tax-Related Items in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items required to be withheld or (d) having the Company withhold from the proceeds of the sale of Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to (but not in excess of) the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.
14.   TRANSFERABILITY.   Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner (other than by will or by the laws of descent or distribution). If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards will be exercisable: (a) during the Participant’s lifetime only by the Participant, or the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all awards except ISOs, by a Permitted Transferee. Shares held pursuant to Awards to the Company’s chief executive officer may not be sold, pledged, assigned, hypothecated, transferred or disposed of (other than by will, or by the laws of descent or inheritance, or by gift or domestic relations order) for a period of twelve (12) months following the date of vesting of such Shares, provided that Shares may be sold or transferred to satisfy any withholding taxes as set forth in Section 13 of the Plan or in response to any medical or other personal emergency.
15.   PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1.   Voting and Dividends.   No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. Any Dividend Equivalent Rights will be subject to the same vesting or performance conditions as the underlying Award. In addition, the Committee may provide that any Dividend Equivalent Rights permitted by an applicable Award Agreement will be deemed to have been reinvested in additional Shares or otherwise reinvested. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to such stock dividends or stock distributions with respect to Unvested Shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited provided, that no Dividend Equivalent Right will be paid with respect to the Unvested Shares, and such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. Such Dividend Equivalent Rights, if any, will be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.
15.2.   Restrictions on Shares.   At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.
16.   CERTIFICATES.   All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.
17.   ESCROW; PLEDGE OF SHARES.   To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
18.   REPRICING; EXCHANGE AND BUYOUT OF AWARDS.   Without prior stockholder approval, the Committee may not pursuant to an Exchange Program or otherwise (a) reprice Options or SARs, and (b) pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.
19.   SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.   An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
20.   NO OBLIGATION TO EMPLOY.   Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.
21.   CORPORATE TRANSACTIONS.
21.1.   Assumption or Replacement of Awards by Successor.   In the event of a Corporate Transaction any or all outstanding Awards may be (a) continued by the Company, if the Company is the successor entity; or (b) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent Awards (including, but not limited to, a payment in cash or the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), in each case after taking into account appropriate adjustments for the number and kind of shares and exercise prices. The successor corporation may also issue, as replacement of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation refuses to assume, substitute or replace any Award in accordance with this Section 21, then notwithstanding any other provision in this Plan to the contrary, each such Award shall become fully vested and, as applicable, exercisable and any rights of repurchase or forfeiture restrictions thereon shall lapse, immediately prior to the consummation of the Corporation Transaction. Performance Awards not assumed pursuant to the foregoing shall be deemed earned and vested at 100% of target level, unless otherwise indicated pursuant to the terms and conditions of the applicable Award Agreement.
If an Award vests in lieu of assumption or substitution in connection with a Corporate Transaction as provided above, the Committee will notify the holder of such Award in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period without consideration. Any determinations by the Committee need not treat all outstanding Awards in an identical manner, and shall be final and binding on each applicable Participant.
21.2.   Assumption of Awards by the Company.   The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan.
21.3.   Non-Employee Directors’ Awards.   Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
22.   ADOPTION AND STOCKHOLDER APPROVAL.   This Plan will be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.
23.   TERM OF PLAN/GOVERNING LAW.   Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date of Board approval. This Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).
24.   AMENDMENT OR TERMINATION OF PLAN.   The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award will be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.
25.   NONEXCLUSIVITY OF THE PLAN.   Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
26.   INSIDER TRADING POLICY.   Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or Directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.
27.   ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY.   All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.
28.   DEFINITIONS.   As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:
28.1.   “Affiliate” means any person or entity that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, including any general partner, managing member, officer or director of the Company, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.
28.2.   “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or Performance Award.
28.3.   “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
28.4.   “Board” means the Board of Directors of the Company.
28.5.   “Cause” means a determination by the Company (and in the case of Participant who is subject to Section 16 of the Exchange Act, the Committee) that the Participant has committed an act or acts constituting any of the following: (a) dishonesty, fraud, misconduct or negligence in connection with Participant’s duties to the Company, (b) unauthorized disclosure or use of the Company’s confidential or proprietary information or trade secrets, (c) misappropriation of a business opportunity of the Company, (d) materially aiding Company competitor, (e) a conviction or plea of nolo contendere to a felony or crime involving moral turpitude, (f) failure or refusal to attend to the duties or obligations of the Participant’s position (g) violation or breach of, or failure to comply with, the Company’s code of ethics or conduct, any of the Company’s rules, policies or procedures applicable to the Participant or any agreement in effect between the Company and the Participant or (h) other conduct by such Participant that could be expected to be harmful to the business, interests or reputation of the Company. The determination as to whether Cause for a Participant’s termination exists will be made in good faith by the Company and will be final and binding on the Participant. This definition does not in any way limit the Company’s or any Parent’s, Subsidiary’s or Affiliate’s ability to terminate a Participant’s employment or services at any time as provided in Section 20 above. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant provided that such document specifically supersedes this definition.
28.6.   “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
28.7.   “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.
28.8.   “Company” means Vocera Communications, Inc., a Delaware corporation, or any successor corporation.
28.9.   “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.
28.10.   “Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the

Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.
28.11.   “Director” means a member of the Board.
28.12.   “Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
28.13.   “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash, stock or other property dividends in amounts equivalent to cash, stock or other property dividends for each Share represented by an Award held by such Participant.
28.14.   “Effective Date” means the date the Plan is approved by the Company’s stockholders.
28.15.   “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
28.16.   “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
28.17.   “Exchange Program” means a program pursuant to which (a) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (b) the exercise price of an outstanding Award is increased or reduced, each as described in Section 18.
28.18.   “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.
28.19.   “Fair Market Value” means, as of any date, the value of a share of the Company’s common stock determined as follows:

(a)   if such common stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the common stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(b)   if such common stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(c)   by the Board or the Committee in good faith.
28.20.   “Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s common stock are subject to Section 16 of the Exchange Act.
28.21.   “IRS” means the United States Internal Revenue Service.
28.22.   “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.
28.23.   “Option” means an Award as defined in Section 5 and granted under the Plan.
28.24.   “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.25.   “Participant” means a person who holds an Award under this Plan.
28.26.   “Performance Award” means an Award as defined in Section 10 and granted under the Plan.
28.27.   “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective or subjective measures, either individually, alternatively or in any combination applied to the Participant, the Company, any business unit or Subsidiary or Affiliate, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:
(a)
Profit Before Tax;

(b)
Sales;

(c)
Expenses;

(d)
Billings;

(e)
Revenue;

(f)
Net revenue;

(g)
Earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation and amortization);

(h)
Operating income;

(i)
Operating margin;

(j)
Operating profit;

(k)
Controllable operating profit, or net operating profit;

(l)
Net Profit;

(m)
Gross margin;

(n)
Operating expenses or operating expenses as a percentage of revenue;

(o)
Net income;

(p)
Earnings per share;

(q)
Total stockholder return;

(r)
Market share;

(s)
Return on assets or net assets;

(t)
The Company’s stock price;

(u)
Growth in stockholder value relative to a pre-determined index;

(v)
Return on equity;

(w)
Return on invested capital;

(x)
Cash Flow (including free cash flow or operating cash flows);

(y)
Balance of cash, cash equivalents and marketable securities;

(z)
Cash conversion cycle;

(aa)
Economic value added;

(bb)
Individual confidential business objectives;

(cc)
Contract awards or backlog;

(dd)
Overhead or other expense reduction;

(ee)
Credit rating;

(ff)
Completion of an identified special project;

(gg)
Completion of a joint venture or other corporate transaction;

(hh)
Strategic plan development and implementation;

(ii)
Succession plan development and implementation;

(jj)
Improvement in workforce diversity;

(kk)
Employee satisfaction;

(ll)
Employee retention;

(mm)
Customer indicators and/or satisfaction;

(nn)
New product invention or innovation;

(oo)
Research and development expenses;

(pp)
Attainment of research and development milestones;

(qq)
Improvements in productivity;

(rr)
Bookings;

(ss)
Working-capital targets and changes in working capital;

(tt)
Attainment of operating goals and employee metrics; and

(uu)
Any other metric as determined by the Committee.

The Committee may provide for one or more equitable adjustments to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition related activities or changes in applicable accounting rules. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
28.28.   “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.
28.29.   “Performance Share” means an Award as defined in Section 10 and granted under the Plan.
28.30.   “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
28.31.   “Performance Unit” means an Award as defined in Section 10 and granted under the Plan.
28.32.   “Plan” means this Vocera Communications, Inc. 2021 Equity Incentive Plan.
28.33.   “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.
28.34.   “Restricted Stock Award” means an Award as defined in Section 6 and granted under the Plan (or issued pursuant to the early exercise of an Option).
28.35.   “Restricted Stock Unit” means an Award as defined in Section 9 and granted under the Plan.
28.36.   “SEC” means the United States Securities and Exchange Commission.
28.37.   “Securities Act” means the United States Securities Act of 1933, as amended.
28.38.   “Service” means service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by the Company; provided, that such leave is for a period of not more than 90 days unless reemployment upon the expiration of such leave is guaranteed by contract or statute. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. An Employee will have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided however, a change in status from an Employee to a Consultant or a Non-Employee Director (or vice versa) will not terminate a Participant’s Service, unless determined by the Committee, in its discretion or to the extent set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.
28.39.   “Shares” means shares of the common stock of the Company.

28.40.   “Stock Appreciation Right” means an Award as defined in Section 8 and granted under the Plan.
28.41.   “Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.
28.42.   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.43.   “Treasury Regulations” means regulations promulgated by the United States Treasury Department.
28.44.   “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

APPENDIX B
VOCERA COMMUNICATIONS, INC.
AMENDED AND RESTATED 2012 EMPLOYEE STOCK PURCHASE PLAN
1.   Establishment of Plan.   Vocera Communications, Inc. a Delaware corporation (the “Company”), proposes to grant options to purchase shares of Common Stock to eligible employees of the Company and its Participating Corporations pursuant to this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Code Section 423 and this Plan will be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. However, with regard to offers of options for purchase of the Common Stock under the Plan to employees outside the United States working for a Participating Corporation, the Board may offer a subplan or an option that is not intended to meet the Code Section 423 requirements, provided, if necessary under Code Section 423, that the other terms and conditions of the Plan are met. Subject to Section 14, a total of 2,698,709 shares of Common Stock is reserved for issuance under this Plan. The number of shares reserved for issuance under this Plan will be subject to adjustments effected in accordance with Section 14 of this Plan. Capitalized terms not defined elsewhere in the text are defined in Section 27.
2.   Purpose.   The purpose of this Plan is to provide eligible employees of the Company and Participating Corporations with a means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Corporations, and to provide an incentive for continued employment.
3.   Administration.
(a)   The Plan will be administered by the Compensation Committee of the Board or by the Board (as applicable, the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan will be determined by the Committee and its decisions will be final and binding upon all Participants. The Committee will have full and exclusive discretionary authority to construe, interpret, and apply the terms of the Plan, to determine eligibility and determine which entities will be Participating Corporations and whether an offer to Participating Corporations is intended to meet Code Section 423 requirements and to decide upon any and all claims filed under the Plan. Every finding, decision, and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. The Committee will have the authority to determine the Fair Market Value (which determination will be final, binding, and conclusive for all purposes) in accordance with Section 8 below and to interpret Section 8 of the Plan in connection with circumstances that impact the Fair Market Value. Members of the Committee will receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on the Board or its committees. All expenses incurred in connection with the administration of this Plan will be paid by the Company. For purposes of this Plan, the Committee may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Corporations will participate, even if the dates of the applicable Offering Periods of each such offering are identical. The Committee may also establish rules to govern transfers of employment among the Company and any Participating Corporation, consistent with the applicable requirements of Code Section 423 and the terms of the Plan.
(b)   The Committee may adopt such rules, procedures, and sub-plans as are necessary or appropriate to permit the participation in the Plan by eligible employees who are citizens or residents of a jurisdiction and/or employed outside the United States, the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of the provisions in Section 1 above setting forth the number of shares of Common Stock reserved for issuance under the Plan; provided that unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan will govern the operation of such sub-plan. Further, the Committee is specifically authorized to adopt rules and procedures regarding the application of the definition of Compensation (as defined below) to Participants on payrolls outside of the United States, handling of payroll deductions and other contributions, taking of payroll deductions and making of other contributions to the Plan, establishment of bank or trust accounts to hold contributions, payment of interest, establishment of the exchange rate applicable to payroll deductions taken and other contributions made in a currency other than U.S. dollars, obligations to pay payroll tax, determination of beneficiary designation requirements, tax withholding procedures, and handling of stock certificates that vary with applicable local requirements.
4.   Eligibility.   Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period under this Plan, except that the Committee may exclude any or all of the following (other than where exclusion of such employees is prohibited by applicable law):
(a)
employees who are not employed by the Company or a Participating Corporation prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b)
employees who are customarily employed for twenty (20) or less hours per week;

(c)
employees who are customarily employed for five (5) months or less in a calendar year;

(d)
(i) employees who are “highly compensated employees” of the Company or any Participating Corporation (within the meaning of Section 414(q) of the Code), or (ii) any employee who are “highly compensated employees” with compensation above a specified level, who is an officer and/or is subject to the disclosure requirements of Section 16(a) of the Exchange Act;

(e)
employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (i) such employee’s participation is prohibited under the laws of the jurisdiction governing such employee, or (ii) compliance with the laws of the foreign jurisdiction would violate the requirements of Section 423 of the Code;

(f)
individuals who provide services to the Company or any of its Participating Corporations as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

The foregoing notwithstanding, employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations may not participate.
5.   Offering Dates.
(a)   The Committee will determine the duration and commencement date of each Offering Period and Purchase Period, provided that (i) an Offering Period will in no event be longer than twenty-seven (27) months, except as otherwise provided by an applicable subplan and (ii) no Purchase Period will end later that the last day of the Offering Period in which it begins. Offering Periods may be consecutive or overlapping. Each Offering Period may consist of one or more Purchase Periods during which payroll deductions of Participants are accumulated under this Plan.
(b)   Offering Periods shall commence on each February 15th and August 15th, with each such Offering Period also consisting of one six (6)-month Purchase Period ending with the Purchase Date that occurs on August 14th and February 14th, respectively, except as otherwise provided by an applicable sub-plan, or on such other dates determined by the Committee.
6.   Participation in this Plan.
(a)   Enrollment. An eligible employee determined in accordance with Section 4 may elect to become a Participant by submitting a subscription agreement, or electronic representation thereof, to the Company and/or via the standard process of a third party administrator authorized by the Company, prior to the commencement of the Offering Period to which such agreement relates in accordance with such rules as the Committee may determine.
(b)   Continued Enrollment in Offering Periods.   Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in each subsequent Offering Period commencing immediately following the last day of such prior Offering Period at the same contribution level unless the Participant withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below or otherwise notifies the Company of a change in the Participant’s contribution level by filing an additional subscription agreement or electronic representation thereof with the Company and/or the Company’s third party administrator, prior to the next Offering Period. A Participant that is automatically enrolled in a subsequent Offering Period pursuant to this section (i) is not required to file any additional subscription agreement in order to continue participation in this Plan, and (ii) will be deemed to have accepted the terms and conditions of the Plan, any sub-plan, and subscription agreement in effect at the time each subsequent Offering Period begins, subject to Participant’s right to withdraw from the Plan in accordance with the withdrawal procedures in effect at the time.
7.   Grant of Option on Enrollment.   Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock determined by a fraction the numerator of which is the amount of the contribution level for such Participant multiplied by such Participant’s Compensation (as defined in Section 9 below) during such Purchase Period and the denominator of which is eighty-five percent (85%) of the lower of (a) the Fair Market Value on the Offering Date or (b) the Fair Market Value on the Purchase Date, but in no event less than the par value of a share; and provided, further, that the number of shares of Common Stock subject to any option granted pursuant to this Plan will not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date.
8.   Purchase Price.   The Purchase Price in any Offering Period will be eighty-five percent (85%) of the lesser of:
(a)   the Fair Market Value on the Offering Date or
(b)   the Fair Market Value on the Purchase Date.
9.   Payment of Purchase Price; Payroll Deduction Changes; Share Issuances.
(a)   The Purchase Price of the shares is accumulated by regular payroll deductions made during each Offering Period, unless the Committee determines that contributions may be, or are required to be, made in another form (due to local law requirements, in another form with respect to categories of Participants outside the United States). The deductions are made as a percentage of the Participant’s Compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. “Compensation” means all W-2 cash compensation (or in foreign jurisdictions, equivalent cash compensation) categorized by the Company as base salary or regular hourly wages, and expressly excluding commissions, overtime, shift premiums, bonuses and incentive compensation, plus draws against commissions. For purposes of determining a Participant’s Compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code (or in foreign jurisdictions, equivalent salary deductions) will be treated as if the Participant did not make such election. Payroll deductions shall commence on the first payday following the beginning of an Offering Period, and shall continue to the end of the applicable Offering Period unless sooner altered or terminated as provided in this Plan. Notwithstanding the foregoing, the terms of any subplan may permit matching shares without the payment of any purchase price.
(b)   Subject to Section 25 below and to the rules of the Committee, a Participant may decrease the rate of payroll deductions during an ongoing Offering Period by filing with the Company and/or the Company’s third party administrator a new authorization for payroll deductions, with the new rate to become effective as soon as reasonably practicable and continuing for the remainder of the Offering Period unless changed as described below. A decrease in the rate of payroll deductions may be made once during an Offering Period or more or less frequently under rules determined by the Committee. An increase in the rate of payroll deductions may not be made with respect to an ongoing Offering Period unless otherwise determined by the Committee. A Participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company and/or the Company’s third party administrator a new authorization for payroll deductions prior to the beginning of such Offering Period or such other time period as may be specified by the Committee.

(c)   Subject to Section 25 below and to the rules of the Committee, a Participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company and/or the Company’s third party administrator a request for cessation of payroll deductions, with such reduction to become effective as soon as reasonably practicable and after such reduction becomes effective, no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the Participant’s account prior to the effective date of the request will be used to purchase shares of Common Stock in accordance with Section (e) below. A reduction of the payroll deduction percentage to zero will be treated as such Participant’s withdrawal from such Offering Period and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.
(d) All payroll deductions made for a Participant are credited to his or her account under this Plan and are deposited with the general funds of the Company, and the Company will not be obligated to segregate such payroll deductions, except to the extent required by local legal requirements outside the United States. No interest accrues on the payroll deductions, except to the extent required by local legal requirements outside the United States. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, except to the extent necessary to comply with local legal requirements outside the United States.
(e)   On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a signed and completed withdrawal form before that date which notifies the Company and/or the Company’s third party administrator that the Participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company will apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The Purchase Price will be as specified in Section 8 of this Plan. Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock will be carried forward into the next Purchase Period or Offering Period, as the case may be (except to the extent required by local legal requirements outside the United States), or otherwise treated as determined by the Committee. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date will be refunded to the Participant without interest (except to the extent required by local legal requirements outside the United States). No Common Stock will be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date (except to the extent required by local legal requirements outside the United States).
(f)   As promptly as practicable after the Purchase Date, the Company will issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.
(g)   Unless determined otherwise by the Committee, the shares issued pursuant to Section 9(f) above shall be deposited into an account established in the Participant’s name at the ESPP Broker. A Participant shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in his or her ESPP Broker account at any time (subject to compliance with any applicable Company policy), whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the Participant’s ESPP Broker account until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to shares for which the Section 423(a) holding period has been satisfied, the Participant may move those shares to another brokerage account of Participant’s choosing. Notwithstanding the above, a Participant who is not subject to income taxation under the Code may move his or her shares to another brokerage account of his or her choosing at any time, without regard to the satisfaction of the Section 423(a) holding period.
(h)   During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.
(i)   To the extent required by applicable federal, state, local, or foreign law, a Participant will make arrangements satisfactory to the Company and the Participating Corporation employing the Participant for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company or any Participating Corporation, as applicable, may withhold, by any method permissible under applicable law, the amount necessary for the Company or any Participating Corporation, as applicable, to meet applicable withholding obligations, including up to the maximum permissible statutory rates and including any withholding required to make available to the Company or any Participating Corporation, as applicable, any tax deductions or benefits attributable to the sale or early disposition of shares of Common Stock by a Participant. The Company will not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
10.   Limitations on Shares to be Purchased.
(a)   No Participant will be entitled to purchase stock under any Offering Period at a rate which, when aggregated with such Participant’s rights to purchase stock under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, that are also outstanding in the same calendar year(s) (whether under other Offering Periods or other employee stock purchase plans of the Company, its Parent, and its Subsidiaries), exceeds $25,000 in Fair Market Value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which such Offering Period is in effect (the “Maximum Share Amount”). The Company may automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.
(b)   The Committee may, in its sole discretion, set a lower maximum number of shares which may be purchased by any Participant during any Offering Period than that determined under Section 10(a) above, which will then be the Maximum Share Amount for subsequent Offering Periods; provided, however, that in no event will a Participant be permitted to purchase more than Three Thousand (3,000) shares during any one Purchase Period or such greater or lesser number as the Committee may determine, irrespective of the Maximum Share Amount set forth in (a) and (b) hereof. If a new Maximum Share Amount is set, then all Participants will be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective. The Maximum Share Amount will continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.
(c)   If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as will be reasonably practicable and as the Committee will determine to be equitable. In such event, the Company will give written notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.
(d)   Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), will be returned to the Participant as soon as administratively practicable after the end of the applicable Purchase Period, without interest (except to the extent required due to local legal requirements outside the United States).
11.   Withdrawal.
(a)   Each Participant may withdraw from an Offering Period under this Plan pursuant to a method specified by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee. The Committee may set forth a deadline of when a withdrawal must occur to be effective prior to a given Purchase Date in accordance with policies it may approve from time to time.
(b)   Upon withdrawal from this Plan, the accumulated payroll deductions will be returned to the withdrawn Participant, without interest (except to the extent required by local legal requirements outside the United States), and his or her interest in this Plan will terminate. In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.
(c)   To the extent applicable, if the Fair Market Value on the first day of the current Offering Period in which a Participant is enrolled is higher than the Fair Market Value on the last day of any applicable Purchase

Period, the Company will automatically withdraw the Participant from the current Offering Period and enroll such Participant in the subsequent Offering Period. Any funds accumulated in a Participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date preceding the first day of such subsequent Offering Period.
12.   Termination of Employment.   Termination of a Participant’s employment for any reason, including (but not limited to) retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, or Participant’s employer no longer being a Participating Corporation, immediately terminates his or her participation in this Plan (except to the extent required by local legal requirements outside the United States). In such event, accumulated payroll deductions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest (except to the extent required by local legal requirements outside the United States). For purposes of this Section 12, an employee will not be deemed to have ceased employment in the case of any leave of absence approved by the Company or as so provided pursuant to a formal policy adopted from time to time by the Company and issued and promulgated to employees in writing; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.
13.   Return of Payroll Deductions.   In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment, or otherwise, or in the event this Plan is terminated by the Board, the Company will deliver to the Participant all accumulated payroll deductions credited to such Participant’s account. No interest will accrue on the payroll deductions of a Participant in this Plan (except to the extent required by local legal requirements outside the United States).
14.   Capital Changes.   If the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in the capital structure of the Company, without consideration, then the Committee will adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price, and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 1 and 10 will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a share will not be issued.
15.   Nonassignability.   Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, pursuant to the laws of descent and distribution, or as provided in Section 22 below) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition will be void and without effect.
16.   Use of Participant Funds and Reports.   The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be required to segregate Participant payroll deductions (except to the extent required due to local legal requirements outside the United States). Until shares are issued, Participants will only have the rights of an unsecured creditor (except to the extent required by local legal requirements outside the United States). Each Participant will receive, or have access to, promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the Purchase Price thereof, and the remaining cash balance, if any, carried forward or refunded, as determined by the Committee, to the next Purchase Period or Offering Period, as the case may be.
17.   Notice of Disposition.   If Participant is subject to tax in the United States, Participant will notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan. If such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased, the Company may place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice will continue notwithstanding the placement of any such legend on the certificates.

18.   No Rights to Continued Employment.   Neither this Plan nor the grant of any option hereunder will confer any right on any employee to remain in the employ of the Company or any Participating Corporation, or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.
19.   Equal Rights and Privileges.   All eligible employees granted an option under this Plan that is intended to meet the Code Section 423 requirements will have equal rights and privileges with respect to this Plan or within any separate offering under the Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code will, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423 (unless such provision applies exclusively to options granted under the Plan that are not intended to comply with the Code Section 423 requirements). This Section 19 will take precedence over all other provisions in this Plan.
20.   Notices.   All notices or other communications by a Participant to the Company under or in connection with this Plan will be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21.   Term; Stockholder Approval.   This Plan originally became effective on March 27, 2012, the date on which the Registration Statement covering the initial public offering of the Company’s Common Stock was declared effective by the Securities and Exchange Commission. The amendment and restatement of this Plan will become effective on the Effective Date. This Plan will be approved by the stockholders of the Company within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares that are subject to such stockholder approval before becoming available under this Plan will occur prior to stockholder approval of such shares, and the Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than twenty-four (24) months after commencement of the Offering Period to which it relates, then such Purchase Date will not occur, and instead such Offering Period will terminate without the purchase of such shares and Participants in such Offering Period will be refunded their contributions without interest, unless the payment of interest is required under local laws). This Plan will continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below) or (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan.
22.   Designation of Beneficiary.
(a)   If provided in the subscription agreement, a Participant may file a written or electronic designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under this Plan in the event of such Participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a Participant may file a written or electronic designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date. Such form will be valid only if it was filed with the Company and/or the Company’s third party administrator at the prescribed location before the Participant’s death.
(b)   Such designation of beneficiary may be changed by the Participant at any time by written notice filed with the Company at the prescribed location before the Participant’s death. In the event of the death of a Participant, and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company will deliver such cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or, if no spouse is known to the Company, then to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
23.   Conditions Upon Issuance of Shares; Limitation on Sale of Shares.   Shares will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, exchange control restrictions, securities law restrictions, or other applicable laws outside the United States, and will be further subject to the approval of counsel for the Company with respect to such compliance. Shares may be held in trust or subject to further restrictions as permitted by any subplan.
24.   Applicable Law.   The Plan will be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.
25.   Amendment or Termination.   The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ accounts for such Offering Period, which have not been used to purchase shares of Common Stock, will be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to establish rules to change the Purchase Periods and Offering Periods, limit the frequency and/or number of changes in the amount contributed during a Purchase Period or an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts contributed from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants. However, no amendment will be made without approval of the stockholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would (a) increase the number of shares that may be issued under this Plan or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan. In addition, in the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify, amend, or terminate the Plan to reduce or eliminate such accounting consequences including, but not limited to: (a) amending the definition of Compensation, including with respect to an Offering Period underway at the time; (b) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price; (c) shortening any Offering Period by setting a Purchase Date, including an Offering Period underway at the time of the Committee action; (d) reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and (e) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period. Such modifications or amendments will not require approval of the stockholders of the Company or the consent of any Participants.
26.   Corporate Transactions.   In the event of a Corporate Transaction (as defined below), each outstanding right to purchase Common Stock will be assumed or an equivalent option substituted by the successor corporation or a parent or a subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period with respect to which such purchase right relates will be shortened by setting a new Purchase Date (the “New Purchase Date”) and will end on the New Purchase Date. The New Purchase Date will occur on or prior to the consummation of the Corporate Transaction, and the Plan will terminate on the consummation of the Corporate Transaction.
27.   Definitions.
(a)   “Affiliate” means any entity, other than a Subsidiary or Parent, (i) that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
(b)   “Board” means the Board of Directors of the Company.
(c)   “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(d)   “Common Stock” means the common stock of the Company.
(e)   “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(f)   “Effective Date” means the date the amended and restated Plan is approved by the stockholders of the Company which shall be within twelve (12) months of the approval of the Plan by the Board.
(g)   “ESPP Broker” means a stock brokerage or other entity designated by the Company to establish accounts for stock purchased under the Plan by Participants.
(h)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(i)   “Fair Market Value” means, as of any date, the value of a share of Common Stock, determined as follows:
i.   if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;
ii.   if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;
iii.   if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; and
iv.   if none of the foregoing is applicable, by the Committee in good faith.
(j)   “Offering Date” means the first Trading Day of each Offering Period.
(k)   “Offering Period” means a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Committee pursuant to Section 5(a).
(l)   “Parent” will have the same meaning as “parent corporation” in Sections 424(e) and 424(f) of the Code.
(m) “Participant” means an eligible employee who meets the eligibility requirements set forth in Section 4 and who elects to participate in this Plan, in each case subject and pursuant to Section 6.
(n)   “Participating Corporation” means any Parent, Subsidiary or Affiliate that the Board designates from time to time as a corporation that will participate in this Plan.
(o)   “Plan” means this Vocera Communications, Inc. Amended and Restated 2012 Employee Stock Purchase Plan.
(p)   “Purchase Date” means the last Trading Day of each Purchase Period.
(q)   “Purchase Period” means a period during which contributions may be made toward the purchase of Common Stock under the Plan, as determined by the Committee pursuant to Section 5(b).

(r)   “Purchase Price” means the price at which Participants may purchase a share of Common Stock under the Plan, as determined pursuant to Section 8.
(s)   “Securities Act” means the U.S. Securities Act of 1933, as amended.
(t)   “Subsidiary” will have the same meaning as “subsidiary corporation” in Sections 424(e) and 424(f) of the Code.
(u)   “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

01 - John N. McMullen 02 - Sharon L. O’Keefe 03 - Ronald A. PaulusFor Against Abstain For Against Abstain For Against Abstain1 U P XUsing a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.03FR7B++Proposals — The Board of Directors recommend a vote FOR all the nominees A listed and FOR Proposals 2, 3, 4 and 5.2. Proposal to ratify appointment of Deloitte & Touche LLP as ourindependent registered public accounting firm for the fiscalyear ending December 31, 2021.3. Non-binding advisory vote on compensation of our namedexecutive officers.1. Election of Directors:For Against AbstainPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givefull title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2021 Annual Meeting Proxy CardFor Against Abstain4. Proposal to approve Vocera’s 2021 Equity Incentive Plan. 5. Proposal to approve Vocera’s Amended and Restated 2012Employee Stock Purchase Plan.

Notice of 2021 Annual Meeting of StockholdersProxy Solicited by Board of Directors for Annual Meeting — June 4, 2021 at 10:00 a.m. (Pacific Time)Brent D. Lang, Justin R. Spencer and Douglas A. Carlen, or any of them, each with the power of substitution, are hereby authorized to represent and votethe shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders ofVocera Communications, Inc. to be held on June 4, 2021 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FORthe election of the Board of Directors and FOR Proposals 2, 3, 4 and 5.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side)Vocera Communications, Inc.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qImportant notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.The material is available at: www.edocumentview.com/VCRA